UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2010

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

You are invited to attend our annual meeting of shareholders on Wednesday, May 19, 2010, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;
2.	The ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren and its subsidiaries for 2010;
3.	The adoption of, if presented at the meeting, a shareholder proposal on executive compensation by Janice Behnken, which the board of directors OPPOSES; and
4.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 17, 2010 are entitled to vote at the meeting and any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 24, 2010, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2009 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares by telephone at 1-800-560-1965 or on the Internet at www.eproxy.com/vvc. If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope.

If your shares are held by your bank or broker, please review the voting options provided on your voter instruction form and act accordingly. This year, absent your vote, your broker or nominee is not permitted to use its own discretion to vote your shares on the election of directors. Therefore, absent your vote, your shares will not be counted in determining the outcome of the election of the directors at the annual meeting. We encourage you to exercise your voting privilege.

You may also vote in person at the Annual Meeting. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,

VECTREN CORPORATION

By RONALD E. CHRISTIAN
Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary

Evansville, Indiana

March 24, 2010

LOCATION OF MAY 19, 2010

ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot for Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2010

Annual Meeting of Shareholders to be Held on

May 19, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.vectren.com.

i

COMMUNICATIONS TO DIRECTORS

In February 2003, the Nominating and Corporate Governance Committee (“Governance Committee”) of the Board of Directors (“Board”) created a new position of Lead director, whose primary responsibilities, including serving as Chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on the Company’s website at www.vectren.com. Those guidelines provide that the Chair of the Governance Committee is to serve as the Lead director. In 2010, the Chair of the Governance Committee is Robert L. Koch II.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this Code. The Code is posted on the Company’s website at www.vectren.com and is titled the Corporate Code of Conduct. The Code applies to employees, officers and all directors, including non-employee directors. The Committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. Presently, the Chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit Committee or with the non-employee directors as a group may contact them by writing to:

Lead Director, Chair, Audit Committee, or Non-Employee Directors Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

Interested parties may also contact our directors who are members of management by writing to the address above and directing the communication to the Chief Executive Officer.

ACCESS TO INFORMATION

The Company makes available copies of its Corporate Code of Conduct (which is applicable to all of its employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board of Directors), its Corporate Governance Guidelines and all committee charters, free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations vvcir@vectren.com

VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at the Company’s corporate offices located at, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, May 19, 2010, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders over the Internet. The new delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 24, 2010, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and 2009 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. On March 24, 2010, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit us to deliver a single Notice or annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and conserves natural resources and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single Notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Vectren Corporation Shareholder Services Department by telephone, at (800) 227-8625 or by e-mail at vvcir@vectren.com and we will promptly deliver the copies to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or annual meeting materials, contact Vectren Corporation Shareholder Services Department at the above telephone number or email address.

SOLICITATIONS OF PROXIES

The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or in person at the meeting.

If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal regarding the reappointment of our independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals on our ballot this year, the broker, unless you have provided them with instructions, may not vote your shares at all. Beginning in 2010, brokers are no longer permitted to vote your shares without your instructions for the election of directors. When that happens, it is called a “broker non-vote.” We urge you to exercise your right to vote.

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2010 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, (2) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for 2010, and (3) the adoption of, if presented at the meeting, a shareholder proposal on executive compensation by Janice Behnken, which the board of directors opposes. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 17, 2010, the Company had one class of capital stock outstanding, consisting of 81,188,101 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 17, 2010 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

In September of 2006, the Board approved an amendment to our Code of By-Laws (“By-Laws”) to eliminate our classified Board. Our Board currently consists of one class of 14 directors. It is anticipated that the By-Laws will be amended to reduce the size of the Board to 12 to be effective after the annual meeting. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned without specifying a vote “for” the election of directors, the Board of Directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”) shall tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee (“Governance Committee”) promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, the Company will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the SEC.

If the Board decides to accept the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees and the retiring directors of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Carl L. Chapman, age 54, has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”) and Vectren Utility Holdings, Inc. (“VUHI”), since 2004. On February 3, 2010, the Board elected Mr. Chapman to the office of Chief Executive Officer and President with a term of office commencing June 1, 2010, which immediately follows the retirement of the current Chief Executive Officer. Presently, Mr. Chapman serves as President and Chief Operating Officer of the Company and has done so since November 1, 2007. He has served as Chief Operating Officer since August 1, 2004 and as Executive Vice President since March 31, 2000. Prior to August 31, 2004 and since March 31, 2000, Mr. Chapman served as Executive Vice President of the Company and President of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Currently, Mr. Chapman is the Chair of the board of representatives of ProLiance Holdings, LLC. (“ProLiance”) and a director of Vectren Enterprises and Vectren Foundation, Inc. (“Foundation”).

Mr. Chapman has been in a leadership position with Vectren since its inception in 2000. His decades of energy industry experience and his duties as President and Chief Operating Officer of the Company have afforded him intimate knowledge of our operations and business. His service on the Board will enable him to continue to interact directly with the other members of the Board as they make strategic decisions regarding our businesses and their future direction.

James H. DeGraffenreidt, Jr., age 56, was elected to the Board of Directors effective March 3, 2010. Mr. DeGraffenreidt is the retired Chairman and Chief Executive Officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He also has significant experience as an attorney working on energy regulatory issues, as well as from his past service as Chair of the American Gas Association and as a board member of the Alliance to Save Energy.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt will bring not only a utility background to the Board, but also significant public company experience. His background and expertise in the energy regulatory area will enable him to provide valuable insight as a member of the Board of Directors regarding such matters.

Niel C. Ellerbrook, age 61, has been a director of Indiana Gas, Indiana Energy, Inc. (“Indiana Energy”), SIGECO, VUHI, or the Company since 1991. Mr. Ellerbrook is Chair of the Board and Chief Executive Officer (CEO) of the Company. He has served as Chair and CEO since March 2000, when SIGCORP, Inc. (“SIGCORP”) and Indiana Energy merged to create the Company, and additionally, as President from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Mr. Ellerbrook is the Chair, Chief Executive Officer and a director of VUHI. Mr. Ellerbrook is also the Chair and a director of Vectren Capital Corp. and Vectren Enterprises and President, Chair and a director of Vectren Foundation. He is also a director of Old National Bancorp, a publicly traded company. Mr. Ellerbrook will retire from the office of Chief Executive Officer on May 31, 2010 and thereafter will serve as the non-executive Chair of the Board.

Mr. Ellerbrook’s experience as Chief Executive Officer since the Company’s inception provides him with keen insight into the Company’s challenges and opportunities as well as its day-to-day operations of the Company. His decades of experience in the energy industry equip him to assist his fellow board members by assessing issues affecting those businesses. Also, his continued service on the Board will facilitate the leadership transition of Mr. Chapman.

John D. Engelbrecht, age 58, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is Chair and President of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 12 U.S. cities.

Mr. Engelbrecht, as Chair and President of South Central Communications, brings to our board strong managerial and marketing experience as the owner and operator of a communications business in one of the service territories of our utility business. His entrepreneurial background is particularly useful to his service as a member of the Board regarding their consideration of the Company’s non-utility businesses. These strengths have positioned him as a valued member of the Finance, Corporate Affairs and Coal Committees.

Anton H. George, age 50, has been a director of Indiana Energy or the Company since 1990. Mr. George is the Team Owner of Vision Racing, LLC. He is the past President and Chief Executive Officer and director of Indianapolis Motor Speedway Corporation, and Chief Executive Officer of Indy Racing League, LLC, auto racing companies. He is also the past President and Chief Executive Officer and director of Hulman & Company and Clabber Girl Corporation, a manufacturer and distributor of baking powder, and past President and director of Terre Haute Realty Corporation, a real estate company. He is a director of First Financial Corporation, a public company.

Mr. George, as team owner of Vision Racing, LLC, as well as his prior experience as President and Chief Executive Officer of Hulman & Co. and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. His experiences have made him a valuable contributor to the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

Martin C. Jischke, age 68, was elected to the Board of Directors effective February 1, 2007. Dr. Jischke is the President Emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and Chair of the board of directors of Wabash National Corporation, both of which are public companies.

Dr. Jischke has been the CEO of four major research universities, served as a director of four publicly-traded corporations and brings to the Board a background of science, engineering and research as well as experience in public company governance. Dr. Jischke’s background has provided expertise to our Corporate Affairs and Compensation and Benefits Committees.

Robert L. Koch II, age 71, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company’s Board, Mr. Koch also serves as the Lead director. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives, recycled non-ferrous metals, and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment and install building security systems. Mr. Koch was previously a director of Fifth Third Bancorp, a public company.

Mr. Koch, as President and Chief Executive Officer of Koch Enterprises, brings to the Board demonstrated leadership capability as the leader of a medium-sized manufacturing and distribution company. His prior service on the board of other public companies affords him extensive experience regarding the corporate governance of public companies. His entrepreneurial background is particularly useful to his service as a member of the Board regarding their consideration of the Company’s non-utility businesses. Our Company has greatly benefited under Mr. Koch’s guidance as Lead director, chair of the Nominating and Corporate Governance Committee and valued member of the Finance Committee.

William G. Mays, age 64, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer and founder of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of WellPoint, Inc., a public company. Previously, Mr. Mays was a director of First Indiana Corporation, a public company (which was acquired by Marshall & Ilsey Corporation in 2008).

Mr. Mays, as founder of Mays Chemical Company brings to the board the spirit of entrepreneurship. Having served on various other public boards, including WellPoint, Inc., he also brings experience and perspective regarding governance and other issues confronting public companies. As a long-time Indiana based business owner, Mr. Mays’ insights on operating in that state are particularly useful to his service as a member of the Board of Directors. Mr. Mays’ service on the Nominating and Corporate Governance Committee and as the Corporate Affairs Committee chair has allowed our board to take advantage of his critical insights and skills.

J. Timothy McGinley, age 69, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is a principal of House Investments, Inc., a real estate investment company. He is also a director of Waterfield L.L.C. Mr. McGinley retired from the Board of Trustees of Purdue University in 2009 after serving nearly 20 years as a trustee and 16 years as Board Chair.

Mr. McGinley, as principal of House Investments, Inc., provides the Board with valuable financial experience and business acumen. The board has utilized his talents as chair of the Coal Committee and as a member of the Finance and Nominating and Corporate Governance Committees.

R. Daniel Sadlier, age 63, was elected to the Board of Directors of the Company in 2003. Mr. Sadlier is the retired President and Chief Executive Officer of Fifth Third Bank (Western Ohio).

Mr. Sadlier, as retired President and Chief Executive Officer of Fifth Third Bank, has nearly thirty years of senior management experience in the financial service sector and significant community involvement and representation in the Company’s Ohio footprint. Mr. Sadlier’s knowledge of Ohio is particularly helpful to his service as a member of the Board when assessing the Company’s Ohio operation. The Board has utilized his leadership skills and background in finance as resources for both the Audit and Compensation and Benefits Committees of which he is a member.

Michael L. Smith, age 61, was elected to the Board of Directors of the Company effective March 1, 2006. In addition to the Company, Mr. Smith serves on the following other public company boards of directors: Kite Realty Group, Inc., H.H. Gregg, Inc., and Emergency Medical Services Corporation, Inc. He also serves on the audit committees of each of these companies. Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc., from 1999 until he retired on January 31, 2005. Previously, he was a director of the following publicly traded companies: Calumet Specialty Products Partners, InterMune Inc and First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008).

Mr. Smith, as former Executive Vice President and CFO of WellPoint, Inc. and current member of several public company audit committees, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. He provides skilled advice in his role as Financial Expert as well as Chair of the Audit Committee. The Board has further utilized his financial expertise on the Compensation and Benefits and Coal Committees, of which he is a member.

Jean L. Wojtowicz, age 52, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation, a public company. Previously, she was a director of Windrose Medical Properties Trust, a public company (which was acquired by Healthcare REIT in 2008).

Ms. Wojtowicz is very experienced in matters of finance and entrepreneurship. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as Chair of the Compensation and Benefits Committee and as a member of the Audit and Risk Management Committee.

The Board of Directors Recommends a Vote “FOR” All Nominees.

Retiring Directors’ Biographies

John M. Dunn, age 72, has been a director of SIGCORP, Inc., (“SIGCORP”), a predecessor of the Company, or the Company since 1996. Mr. Dunn is Chair and Chief Executive Officer of Dunn Hospitality Group, Ltd. and Dunn Hospitality Group Manager, Inc., a hotel development and management company. Pursuant to the Company’s Corporate Governance Guidelines, he will be retiring from the Board at this annual meeting.

Richard P. Rechter, age 70, has been a director of Indiana Gas, Indiana Energy or the Company since 1984. Mr. Rechter is Chair of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling. After 26 years of board service, Mr. Rechter has decided to retire from the Board.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company are Jerome A. Benkert, Jr., age 51, Ronald E. Christian, age 52, and William S. Doty, age 59.

Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company. Mr. Benkert is a member of the board of representatives of ProLiance Holdings, LLC.

Mr. Christian has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since August 1, 2004 and Executive Vice President, General Counsel and Secretary of the Company since May 1, 2003. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy. Mr. Christian is a member of the board of representatives of ProLiance Holdings, LLC.

William S. Doty has served as Executive Vice President of Utility Operations since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for SIGECO.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of February 2, 2010. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership(1)
Carl L. Chapman	234,500	(2)(4)(5)(6)
James H. DeGraffenreidt, Jr.	1,000	(8)
John M. Dunn	15,286	(2)(3)(5)(6)
Niel C. Ellerbrook	613,112	(2)(3)(4)(5)(6)(7)
John D. Engelbrecht	27,226	(3)(5)(6)
Anton H. George	27,425	(1)(5)(6)
Martin C. Jischke	1,000	(2)(6)
Robert L. Koch II	15,322	(2)(3)(5)(6)
William G. Mays	11,884	(2)(5)(6)
J. Timothy McGinley	20,489	(2)(5)(6)
Richard P. Rechter	29,021	(2)(5)(6)
R. Daniel Sadlier	585	(2)(6)
Michael L. Smith	6,644	(2)(6)
Jean L. Wojtowicz	12,571	(2)(5)(6)
Jerome A. Benkert, Jr.	137,069	(2)(4)(5)(6)
Ronald E. Christian	105,563	(2)(4)(5)(6)
William S. Doty	56,157	(2)(3)(4)(5)(6)
All Directors and Executive Officers as a Group (17 Persons)	1,314,854	(1)

(1)

No director or executive officer owned beneficially as of February 2, 2010, more than 0.76% of common stock of the Company. All directors and executive officers owned beneficially an aggregate of 1,314,854 shares or 1.62% of common stock of the Company. Previously, Mr. George reported beneficial ownership of shares of the Company’s common stock held by Indianapolis Motor Speedway Corporation (“IMS”), a wholly owned subsidiary of Hulman & Co., due to his position of CEO and President of Hulman & Co. Mr. George ceased serving as CEO and President of Hulman & Co. on June 30, 2009 and no longer has a reportable beneficial interest in shares of the Company’s common stock owned by IMS.

(2)	This amount does not include derivative securities held under the Company’s nonqualified deferred compensation plans, which are in the form of stock units that are valued as if they were Company common stock. The derivative securities in those plans are shown below:

Name of Individuals or Identity of Group	Phantom Stock Units
Carl L. Chapman	35,268
John M. Dunn	30,670
Niel C. Ellerbrook	139,540
Martin C. Jischke	2,866
Robert L. Koch II	31,634
William G. Mays	4,478
J. Timothy McGinley	2,984
Richard P. Rechter	29,159
R. Daniel Sadlier	19,565
Michael L. Smith	4,087
Jean L. Wojtowicz	6,139
Jerome A. Benkert, Jr.	2,934
Ronald E. Christian	39,921
William S. Doty	17,932
All Directors and Executive Officers as a Group	367,177

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares granted to executives under the At Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(5)	Includes shares which the named individual has the right to acquire as of February 2, 2010 pursuant to options granted under the At Risk Compensation Plan.

(6)	This amount does not include stock unit awards granted to the named executive officers on January 1, 2008, February 12, 2009, January 1, 2010, and dividend equivalents earned on these grants under the At Risk Compensation Plan and to the directors on May 13, 2009. The following derivatives are in the form of stock units and dividend equivalents which are valued as if they were common stock and are subject to certain transferability restrictions and forfeiture provisions.

Name of Individuals or Identity of Group	Stock Unit Awards
Carl L. Chapman	83,515
John M. Dunn	1,811
Niel C. Ellerbrook	201,505
John D. Engelbrecht	1,811
Anton H. George	1,811
Martin C. Jischke	1,811
Robert L. Koch II	1,811
William G. Mays	1,811
J. Timothy McGinley	1,811
Richard P. Rechter	1,811
R. Daniel Sadlier	1,811
Michael L. Smith	1,811
Jean L. Wojtowicz	1,811
Jerome A. Benkert, Jr.	58,201
Ronald E. Christian	45,937
William S. Doty	39,827
All Directors and Executive Officers as a Group	448,906

(7)	Includes 20,000 shares held by the Niel & Karen Ellerbrook Family Foundation, for which he is a director. Mr. Ellerbrook has shared voting power and shared investment power over the shares held by the Foundation.

(8)	James H. DeGraffenreidt, Jr. was elected to the board on March 3, 2010 and has a five year transition period for compliance with our director share ownership guidelines.

OWNERSHIP OF VECTREN STOCK

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC on January 29, 2010, the following shareholder was a beneficial owner of more than 5 percent of the Company’s common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class[1]
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	4,352,067	5.36%

RELATED PERSON TRANSACTIONS

Review and Approval Policies and Procedures

We do not have a separate policy that codifies in a single document all of our policies regarding related person transactions. We do, however, have policies, procedures and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our Corporate Code of Conduct directs officers and employees to avoid relationships and financial interests in vendors, suppliers and contractors with whom the Company does business or who are seeking to do business with the Company. Further, the Corporate Code of Conduct requires employees owning or acquiring a financial interest of $25,000 or more or 5% ownership in such vendors, suppliers or contractors to report such relationships to their immediate supervisor. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and the director of Corporate Audit for resolution. Annually, as required by the Corporate Code of Conduct, the director of Corporate Audit requires all directors, officers and key employees to complete surveys and certifications regarding relationships and financial interests in vendors, suppliers, contractors and customers. The director of Corporate Audit also annually mails letters to Vectren’s major vendors, suppliers and contractors to inform them of these restrictions.

Our combined Code of Conduct and Code of Ethics for the Board of Directors require directors to promptly disclose to the Chair of the Nominating and Corporate Governance Committee any situation that involves, or

[1]	As of December 31, 2009.

[2]

The information shown in this table for BlackRock, Inc. is derived from information filed with the SEC on January 29, 2010 on Schedule 13G. The Schedule 13G discloses that on December 1, 2009 BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. According to that filing, substantially all of the Barclays Global Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock. No one person’s interest in the Company’s common stock is more than 5 percent of the total outstanding common shares.

may potentially involve, a conflict of interest. These Codes also provide for the Nominating and Corporate Governance Committee to review all relationships that exist between Vectren and a non-management director other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions. The Corporate Code of Conduct, Code of Ethics for the board of directors and related acknowledgment forms are posted in the Corporate Governance section of the Company’s website at www.vectren.com.

In connection with the preparation of its annual proxy statement and Form 10-K, Vectren distributes a director and officer questionnaire to its directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, Vectren’s general counsel, Vectren’s Nominating and Corporate Governance Committee of its Board of Directors and by the full Board.

CORPORATE GOVERNANCE AND MEETINGS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has determined that with the exception of Mr. Ellerbrook, who is the CEO of the Company, and Mr. Chapman, who is President and Chief Operating Officer of the Company, all members of the Board are independent since they satisfy the Company’s Director Independence Standards. The Director Independence Standards are set forth on pages 19-20 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board of Directors of the Company, the Company’s By-Laws require the shareholder to deliver or mail a notice that is received at the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to the Company’s Board of Directors. However, there is a framework in place for shareholders to contact the Board of Director’s Lead director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board of Directors. The criteria employed by the Nominating and Corporate Governance Committee when considering all nominees to the Board of Directors are contained in the Company’s Code of By-Laws and are set forth in Appendix A.

Board Leadership Structure

During 2009 and since the creation of the Company in 1999, the positions of Chair of the Board and Chief Executive Officer have been held by Mr. Ellerbrook. This combination has positively served the Company’s interests because of the efficiencies of having the roles combined, as well as the Board’s confidence in Mr. Ellerbrook’s leadership of the organization. Those efficiencies include the fact that given his performance of both roles, Mr. Ellerbrook has first hand knowledge of the operations of the Company which facilitates his leadership of the Board with respect to the Company’s business. On the other hand, the presence of an independent Lead director has ensured that from a corporate governance perspective in those circumstances where it is advisable or necessary to have the non-employee, independent directors consider matters and take action, there is a strong, independent governance structure in place to facilitate these considerations and actions. The responsibilities of the Chair and the Lead director are set forth in the Corporate Governance Guidelines, which are posted at the Company’s website at www.vectren.com.

On May 31, 2010, Mr. Ellerbrook will retire from his position as Chief Executive Officer. Effective June 1, 2010, the positions of Chair of the Board and Chief Executive Officer will be separated with Mr. Ellerbrook acting as the non-executive Chair of the Board and Mr. Chapman assuming the role of Chief Executive Officer. The position of Lead director will continue to exist and the current allocation of responsibilities between the Chair of the Board and Lead director, as set forth in the Corporate Governance Guidelines, will continue. This split of the offices was determined by the Board to be appropriate in light of Mr. Ellerbrook’s retirement as an active employee and Mr. Chapman’s commencement of the role of Chief Executive Officer. As provided by Section 1.G. of the Corporate Governance Guidelines, Mr. Ellerbrook is remaining on the Board to assist with the transition of leadership of the Company and during that time period he will assist both the Board members and Mr. Chapman through this process. Following the transition period, and after Mr. Chapman’s leadership of the Company evolves and the Board is familiar with his performance in his new role, the Board would anticipate revisiting this structure to assess whether the return to a consolidated office of Chair of the Board and Chief Executive Officer is in the best interest of the Company and its stakeholders.

Board’s Role In Risk Oversight

As provided for in its charter, throughout the year the Audit and Risk Management Committee received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s Risk Management Committee (“RMC”). The RMC, which is comprised of senior executives and other key members of management and led by the Vice President and Treasurer, meets on approximately a bi-weekly basis. The RMC identifies the top strategic risks facing the Company, as well as other risks that arise during the course of operations. The types of strategic risks the RMC considers and monitors include financial, regulatory, environmental and compliance risks that could impact the business. For example, during 2009, the RMC oversaw and monitored the Company’s planning for the potential outbreak of a swine flu epidemic to assure that the Company’s operations would be effectively managed in the case of such an occurrence. The Audit Committee receives detailed reports at each meeting regarding the activities of the RMC, and the risks that are being considered. In response to those reports, the Audit Committee may direct management to consider additional issues or provide additional information to the Committee regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding the risk matters presented to the Committee.

Board Meetings

The Board of Directors of the Company had nine meetings during the last fiscal year. No member attended fewer than 92% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of the Company’s Board of Directors are elected to various committees. The standing committees of the Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee, and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley. As Chair of the Committee, Mr. Koch is also the Company’s Lead director. Membership on the Committee is restricted to non-employee members of the Board of Directors who must be independent under New York Stock Exchange rules. The functions of the Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were four meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, John M. Dunn, John D. Engelbrecht, Martin C. Jischke and Richard P. Rechter. None of the members is an officer or employee of the Company. The functions of the Committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the Committee during the past fiscal year.

The members of the Audit and Risk Management Committee are Michael L. Smith, Chair, Richard P. Rechter, R. Daniel Sadlier and Jean L. Wojtowicz. The Board of Directors has determined that Mr. Smith is the Committee’s designated “financial expert” under the SEC definition. Membership on the Committee is restricted to non-employee members of the Board of Directors who must be independent under New York Stock Exchange rules. The functions of the Committee are described under “Report of the Audit and Risk Management Committee” below. There were five meetings of the Committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II and J. Timothy McGinley. The Finance Committee acts on behalf of the Board of Directors with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the Committee to act on behalf of the Board. The functions of the Committee are described under “Report of the Finance Committee” below. There were three meetings of the Committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, R. Daniel Sadlier and Michael L. Smith. Membership on the Committee is restricted to non-employee members of the Board of Directors who must be independent under New York Stock Exchange rules. The functions of the Committee are described under “Report of the Compensation and Benefits Committee” below. There were four meetings of the Committee during the past fiscal year.

In 2009, the Board of Directors determined that it would be appropriate to create a temporary committee of the Board whose purpose would be to better understand the Company’s coal operations since they contributed significantly to the Company’s consolidated net income in 2009. The Committee is chaired by Mr. McGinley and also has Messrs. Engelbrecht, Rechter and Smith as members. The Committee met six times in 2009.

In 2009, a portion of the Compensation and Benefits and Nominating and Corporate Governance Committees met to discuss the succession planning process for the CEO position. That group consisted of Messrs. George, Koch, Mays and Jischke and Ms. Wojtowicz. That group met one time in 2009.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 15, the establishment of compensation for non-employee directors is part of the responsibilities of that Committee. The philosophy for the compensation decisions is discussed in that report.

During 2009, non-employee directors of the Company received a cash retainer of $30,000 per year for service on the Board. The fees are paid in the form of a monthly retainer of $2,500. The Chair of the Audit and Risk Management Committee receives a retainer of $7,500, paid in the form of a monthly retainer of $625. All other Committee Chairs receive a retainer of $5,000, paid in the form of a monthly retainer of $416.66.

Non-employee directors also receive a fee of $1,250 for each Company Board meeting attended. Each non-employee member of a committee of the Board is paid a fee of $1,250 for each committee meeting attended.

As part of the total compensation package provided to non-employee directors, a grant of stock unit awards will be made on May 19, 2010, and the grant will vest at the end of one year. The amount and terms of the grant will be determined by the Nominating and Corporate Governance Committee at their next regularly scheduled meeting on April 8, 2010. The equity compensation provided to non-employee directors is solely in the form of stock unit awards. In 2009, the value of the equity compensation awards was $40,000 per director.

Pursuant to a director expense reimbursement policy approved by the Board of Directors, the Company reimburses the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions. Such travel may be by Company aircraft, if available.

On May 14, 2008, the Board approved The Vectren Corporation Director Education Policy. This policy is administered by the Chair and Chief Executive Officer, with oversight by the Nominating and Corporate Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist them with the discharge of their duties to the Company.

Also, on May 14, 2008, the Board approved the Vectren Foundation Directors Matching Policy. Under this policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must meet two criteria: (1) be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service and (2) promote and implement activities and programs, some of which are within the Company’s service area. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching a single college or university gift not to exceed $2,500 and matching a single gift to an organization focused on environmental preservation/restoration or conservation not to exceed $2,500.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described starting on page 51 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and restricted stock and stock unit awards upon the lapse of restrictions applicable to that stock and those stock units into the new plan designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ investment options mirror the investment options in the Company’s 401(k) Plan except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2009. Information on compensation for Messrs. Ellerbrook and Chapman, who, as employees, are not paid directors’ fees, is included in the Summary Compensation Table. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.

2009 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash (1)($) (b)	Stock Awards (2)($) (c)	Option Awards (3) (d)	All Other Compensation (4)($) (d)	Total ($) (e)
John M. Dunn	$48,751	$40,585		$2,319	$91,654
John D. Engelbrecht	$57,501	$40,585		$2,319	$100,404
Anton H. George	$51,251	$40,585		$2,319	$94,154
Martin C. Jischke	$51,251	$40,585		$5,059	$96,894
Robert L. Koch II	$59,167	$40,585		$6,319	$106,070
William G. Mays	$51,251	$40,585		$2,319	$94,154
J. Timothy McGinley	$60,001	$40,585		$2,578	$103,163
Richard P. Rechter	$57,501	$40,585		$2,943	$101,028
R. Daniel Sadlier	$50,001	$40,585		$3,029	$93,614
Richard W. Shymanski(5)	$28,125	—		$8,061	$36,186
Michael L. Smith	$64,376	$40,585		$2,319	$107,279
Jean W. Wojtowicz	$58,751	$40,585		$2,319	$101,654

(1)	This column represents annual cash retainers and meeting attendance fees paid to Board members. These retainers are more fully discussed above under “Director Compensation”.

(2)	This column reflects the value at the grant date based on FASB ASC Topic 718, which in this instance is the number of shares issued multiplied by the share price on the date of grant.

(3)	No stock options were granted to directors in 2009 and no stock options have been granted to directors since 2003. At the end of the fiscal year ended December 31, 2009, Messrs. Dunn, Engelbrecht, George, Koch, Mays, McGinley, Rechter, and Ms. Wojtowicz each held the following unexercised nonqualified stock options:

Grant Date	Expiration Date	No. of Shares	Exercise Price
5/1/2001	5/1/2011	2,805	$22.54
5/1/2002	5/1/2012	1,384	$24.90
10/1/2002	5/1/2012	2,400	$22.37
5/1/2003	5/1/2013	3,900	$22.57

(4)	This column includes dividends paid on restricted stock and stock units in 2009, reimbursement for travel expenses and continuing director education and matching of qualifying charitable contributions The table below discloses the breakdown of payments in the All Other Compensation column:

2009 Director Compensation - All Other Compensation

Name	Restricted Stock Dividend	Directors Matching Policy Contributions	Travel Expense Reimbursement	All Other Compensation (4)($)
John M. Dunn	$2,319			$2,319
John D. Engelbrecht	$2,319			$2,319
Anton H. George	$2,319			$2,319
Martin C. Jischke	$2,319	$2,500	$240	$5,059
Robert L. Koch II	$2,319		$4,000	$6,319
William G. Mays	$2,319			$2,319
J. Timothy McGinley	$2,319		$259	$2,578
Richard P. Rechter	$2,319		$624	$2,943
R. Daniel Sadlier	$2,319		$710	$3,029
Richard W. Shymanski(5)	$489	$2,500	$5,072	$8,061
Michael L. Smith	$2,319			$2,319
Jean W. Wojtowicz	$2,319			$2,319

(5)	Mr. Shymanski retired from the Board in May 2009.

REPORT OF THE NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee (“Governance Committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has five members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Governance Committee met four times during the past fiscal year. At each meeting, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of Chief Executive Officer, senior management and the primary leadership of the Company’s subsidiaries and affiliates;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•

Identifying and selecting qualified nominees for election to the Board, including assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party Boards of Directors; and

•	Establishing compensation for non-employee members of the Board.

2009 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and those regulatory changes affecting listed companies established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). These efforts by the Governance Committee are ongoing.

As required by the Governance Committee’s Charter, which is posted on the Company’s website at www.vectren.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were necessary or advisable at the current time. The current Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” at page 10 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (“By-Laws”) and are also set forth in Appendix A of this proxy statement.

In anticipation of the impending retirements of John M. Dunn and Richard P. Rechter, over the course of 2009 the Committee conducted a search for a potential replacement director. After an extended process, the Governance Committee selected Mr. James DeGraffenreidt, Jr. He was recommended for election by the Governance Committee and he was elected to the Board at the March 3, 2010 meeting. Mr. DeGraffenreidt is standing for election by the shareholders at this annual meeting.

Pursuant to its Charter that was in effect in 2009, the Governance Committee was charged with periodically reviewing the Company’s Shareholder Rights Agreement (“SRA”) and other corporate governance documents. During the year, and after receiving presentations from securities counsel retained to assist the Governance Committee in this area, the Committee recommended that the SRA be allowed to expire pursuant to its terms in October of 2009. That recommendation was then made to the full Board, which concurred, and the SRA expired.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The independence standards are set forth and discussed at pages 19-20 of this proxy statement. Based on these standards, the Board has determined that with the exception of Mr. Ellerbrook, who is Chair and Chief Executive Officer of the Company, and Mr. Chapman, who is President and Chief Operating Officer of the Company, all members of the Board are independent.

During the year, the Governance Committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation the Governance Committee recommended the composition and leadership of each committee to the full Board. Thereafter, those recommendations were adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure there is adequate information provided to the Board regarding actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and affiliates. That process provides for quarterly management updates to the Governance Committee relative to these actions.

The Governance Committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. During the past year, directors’ stock ownership was monitored and, as discussed at page 18 of this proxy statement, as of January 25, 2010 each director, with the exception of Martin C. Jischke, who was elected to the Board effective February 1, 2007, and James DeGraffenreidt, Jr., who was elected to the Board effective March 3, 2010, met the ownership threshold required by those guidelines. There is a five year transition period for compliance by new directors.

During the year, the Governance Committee continued with the administration of the succession planning process for the Chief Executive Officer position, as well as the other senior management of the Company and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Regular reports on this process were provided to the Governance Committee throughout the year. On a regular basis the chair of the Governance Committee provides updates on this subject to the Board as part of the executive session segments of Board meetings.

As part of their oversight of the succession planning process for the Chief Executive Officer position, the Governance Committee met in late 2009 and discussed organizational structures that could result from the possible retirement of Mr. Ellerbrook, the current Chair and Chief Executive Officer. The Committee also considered whether in that event there should be a continuing role for Mr. Ellerbrook during the transition of leadership to his successor. Such a continuing role is provided for in Section 1.G. of the Corporate Governance Guidelines. As part of this process, a subset of the Governance Committee met with a subset of the Compensation and Benefits Committee to consider in more depth potential issues arising from Mr. Ellerbrook’s possible retirement and the related transition of leadership. In the first quarter of 2010, Mr. Ellerbrook indicated to the full Board his intention to retire, and, as a result, a Retirement Agreement was entered into between Mr. Ellerbrook and the Company, which agreement was prepared under the direction of the Compensation and Benefits Committee and is discussed at pages 32-33 of this proxy statement. Under that agreement, Mr. Ellerbrook will retire from active employment as of May 31, 2010, and thereafter serve as the non-executive chair of the Board. The role and responsibilities to be performed by Mr. Ellerbrook as non-executive chair were initially established by the Governance Committee and thereafter presented to the full Board, which concurred with the Committee’s determinations on this subject. As a further part of this process, in the first quarter of 2010 Mr. Chapman was recommended by the Governance Committee to the full Board for election as President and Chief Executive Officer coincident with Mr. Ellerbrook’s retirement. Thereafter, the full Board elected Mr. Chapman as President and Chief Executive Officer effective as of June 1, 2010.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the past year. The Board conducted a development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some members of the Board attended training activities focused on the development of directors’ skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. In early 2010 the Governance Committee had such an analysis prepared by the Hay Group, Inc., which is the independent compensation consultant employed by the Compensation and

Benefits Committee, and determined, based upon the results, that the existing level of director compensation was not market competitive. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group used by the Company to measure its performance and used by the Compensation and Benefits Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was well below both the average and the median for the Company’s peer group. The Governance Committee has not taken action in response to that information and during 2010 the Committee anticipates continuing to review and, as appropriate, responding to the issue of providing market competitive compensation for non-employee members of the Board.

As the plan administrator of the Vectren Compensation At-Risk Compensation Plan (“At-Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance Committee would expect to make annual awards of restricted units for directors effective as of May 19, 2010, which would also be submitted to the Board for approval. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed at pages 12-15 of this proxy statement.

The chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance Committee then presented the evaluation results to the full Board. In response, senior management will develop an action plan that will be executed over the course of 2010.

Early in 2010, the chair of the Governance Committee received affirmations from the chairs of all other committees certifying that their respective charters were adhered to in 2009, and specifying whether any changes to those charters were determined to be necessary or advisable. The Audit and Risk Management and Compensation and Benefits Committees considered changes to their charters that would explicitly vest in the Audit and Risk Management Committee responsibility to assess the risk elements associated with the Company’s benefit plans. These changes are intended to ensure the Company’s compliance with the SEC’s recently promulgated requirements on this subject. Thereafter, the Governance Committee recommended approval of the proposed charter changes to the full Board, which approved them at the Board’s March 3, 2010 meeting.

In connection with the 2010 Annual Meeting, and employing the qualification criteria set forth in the Corporate Governance Guidelines, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for reelection. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders that, with the exception of Messrs. John M. Dunn and Richard P. Rechter, who are retiring at the 2010 annual meeting, all of the existing directors should be reelected.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Committee adopted that policy in 2000 and it provides a five-year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer. As of March 3, 2010, all of the non-employee directors, excluding Dr. Jischke and Mr. DeGraffenreidt who are still in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•

A participant may count toward his or her target the value of owned shares, derivative units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, earlier this year the Committee reviewed its charter and determined that one modification was advisable at this time. That modification was to eliminate the reference to the Shareholder Rights Agreement, which, as discussed earlier in this report, expired during 2009. Also, as required by the Governance Committee’s charter, the Committee conducted an annual performance evaluation, the results of which have been discussed among the Committee members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the Company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In determining that the independent directors satisfied the above criteria, the Governance Committee considered the following transactions. In 2009, the Company purchased from Koch Enterprises, Inc., a corporation in which Mr. Koch has an interest, commodity-type products, including air conditioning units, in the aggregate amount of approximately $210,000. These purchases represent a very small percentage of the consolidated 2009 revenues for Koch Enterprises, Inc. In 2009, the Company purchased approximately $15,000 of advertising time from South Central Communications, Inc., a corporation in which Mr. Engelbrecht has an interest, which represents a very small percentage of that corporation’s 2009 revenues. The Governance

[1]	For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Committee determined that the amounts involved in these transactions were well below the levels provided in the director independence standards and were not material to the relevant directors or to any person or organization with whom they are affiliated.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees, pursuant to its charter the Governance Committee considers diversity, including geographic as well as other considerations described below, as a key factor in selecting candidates for election to the Board. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in its collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Corporate Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above, as well as ethnicity, race and gender. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2010.

Nominating and Corporate Governance Committee

Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs Committee consists of five members and is composed entirely of non-employee directors, all of whom the Board has determined to be independent pursuant to the NYSE rules. The Corporate Affairs Committee met three times during the past fiscal year. At each meeting, the Corporate Affairs Committee conducts an executive session without management present.

Scope of Responsibilities

The Corporate Affairs Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•

Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies and the promotion of a culture of safety; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

2009 Accomplishments

The Company’s environmental compliance and stewardship was considered at each meeting of the Corporate Affairs Committee. Presentations were provided regarding the Company’s carbon footprint, potential greenhouse gas legislation and the cost implications of such regulation, as well as the Environmental Protection Agency’s (“EPA”) potential regulation of fly ash from the Company’s coal fired electric generating units as a hazardous material. Reports were also provided on the status of former manufactured gas plant remediation efforts.

The Corporate Affairs Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits Committee as a performance metric for annual incentive awards under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further at pages 35-36 of this proxy statement. The Corporate Affairs Committee also regularly received reports relative to the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates. Reports were also provided regarding the Company’s Universal Service Program that provides bill discounts to low income customers, the Company’s study of Smart Grid technologies that would provide greater communication with customers regarding energy use, and utility operations call center performance. The Company also regularly reported on ongoing regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

The Corporate Affairs Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular reports regarding the Foundation’s activities in the Company’s operating areas.

The Company’s safety performance was monitored by the Corporate Affairs Committee. Considerable attention was given to vehicular safety training, the Company’s safety focus through communications to employees, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits Committee as a metric in establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further at pages 35-36 of this proxy statement.

The Corporate Affairs Committee monitored the Company’s employment practices. This monitoring including reports on negotiations related to a new labor contract at one of the Company’s operating utilities and the Company’s continuing diversity efforts. These reports included a review of the Company’s workforce diversity, as well as the Company’s focus on its supplier diversity program.

Finally, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and discussed with the Corporate Affairs Committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs Committee’s charter, in late 2009 the Committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Corporate Affairs Committee’s charter, the Committee conducted an annual performance evaluation, the results of which will be discussed by the Committee at the next regularly scheduled meeting.

Commitment

The Corporate Affairs Committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs Committee anticipates meeting at least three times in 2010 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair, John M. Dunn, John D. Engelbrecht, Martin C. Jischke, and Richard P. Rechter.

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management Committee (“Audit Committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee currently consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the NYSE. The Audit Committee met five times during the past fiscal year. At each meeting, the Audit Committee conducts an executive session without management present.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the SEC and the NYSE. That charter is posted on the Company’s website at www.vectren.com. The Audit Committee’s responsibilities include the authority and the responsibility of overseeing:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	the performance of the Company’s internal audit function (Corporate Audit) and independent auditor;

•	the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance that management and the Board have established; and

•	the Company’s practices and processes relating to risk assessment and risk management.

The Audit Committee, on behalf of the Board, has primary responsibility for monitoring the Company’s risk management. In fulfilling its oversight responsibilities, the Audit Committee receives reports, and meets with, the Chief Financial Officer, the Director of Corporate Audit, the General Counsel and the Company’s independent public auditors. Each Audit Committee meeting includes a Risk Management report. Further discussion of this oversight is provided at page 11 of this proxy statement under the heading “Board’s Role In Risk Oversight”.

2009 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the financial statements and report of management on the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K. The Audit Committee also received reports from management with respect to each of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Mr. Michael L. Smith was appointed Chair of the Audit Committee at the May 2009 Board of Directors meeting. Additionally, Mr. Smith continues to serve as the Audit Committee’s designated “audit committee financial expert.” The appointment and designation were reviewed and approved by the Nominating and Corporate Governance Committee and confirmed by the Board of Directors. See “Item 1. Election of Directors” for a description of Mr. Smith’s relevant experience. The Board has determined that Mr. Smith’s service on our own Audit Committee as well as the audit committees of three other public companies does not impair his ability to serve on our Audit Committee. To the contrary, the Board believes such service by Mr. Smith, who is retired, on the other committees enhances the expertise and perspective that Mr. Smith brings to the service of our Committee.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in such firm’s written disclosures made to the Audit Committee pursuant to the requirements of the Independence Standards Board.

The Audit Committee also discussed with the Company’s corporate auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the corporate auditors and independent registered public accounting firm, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit Committee administered the Company’s policy regarding when and under what circumstances the Company can engage its independent registered public accounting firm to provide non-audit related services.

During the year, the Audit Committee received reports from the Company’s legal counsel with respect to litigation, claims and other legal matters potentially affecting the Company.

In early 2009, the Audit Committee reviewed and approved the Corporate Audit department work plan for activities to be undertaken by the department during 2009.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU380), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Corporate Code of Conduct

As provided for in its charter, the Audit Committee is responsible for establishing, reviewing and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code that provides the ability to directly contact the Chair of the Audit Committee with issues arising under the Code. A copy of the Code is posted on the Company’s website at www.vectren.com. The Audit Committee reviews management’s monitoring of the Company’s compliance with the Code, and ensures that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit Department, that during 2009 the members of the Board have complied with the Code. During 2009, the Audit Committees oversaw activities undertaken by management to benchmark and revise the Code. The revised Code was approved by the Committee and presented to the Board for approval, and became effective June 1, 2009.

Risk Management

As provided for in its charter, throughout the year the Audit Committee received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s risk management committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company as well as matters considered by the Company’s risk management committee. This activity is also more fully discussed at page 11 of this proxy statement under the heading titled “Board’s Role In Risk Oversight”.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit Committee received and reviewed reports from the director of Corporate Audit regarding the Company’s ongoing compliance with Sarbanes-Oxley Section 404. The Audit Committee also received reports on this subject from the Company’s chief financial officer and chief accounting officer, as well as commentary from the Company’s independent registered public accounting firm with respect to the Company’s compliance. These efforts included monitoring management’s documentation, testing and evaluation of the Company’s system of internal controls over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Delineation of Responsibilities Among Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal controls over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal controls over financial reporting.

The Audit Committee’s responsibility is to monitor and review the processes performed by management and the independent registered public accounting firm. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

2009 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2009 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request as discussed at page 66 of this proxy statement.

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit Committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for fiscal year 2010. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2010 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by the Audit Committee’s charter, during 2009 the Committee reviewed the charter. Based on the review, the charter was amended and restated to confirm that the Audit Committee would work in concert with the Finance Committee on accounting and investment matters related to employee benefit plans. The Compensation and Benefits Committee’s charter was also revised to provide that risks related to employee compensation matters would be referred to and reviewed by the Audit Committee. The revisions were presented to and approved by the full Board. Also, as required by the Audit Committee’s charter, the Committee conducted an annual performance evaluation, the results of which have been discussed among the Committee members.

Commitment

The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting at least quarterly throughout 2010.

Audit and Risk Management Committee

Michael L. Smith, Chair, Richard P. Rechter, R. Daniel Sadlier, and Jean L. Wojtowicz

REPORT OF THE FINANCE COMMITTEE

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and non-utility businesses. The Finance Committee consists of four members, three of whom are non-employee directors. The fourth member and chair of the Finance Committee is Niel C. Ellerbrook, Chair of the Board and Chief Executive Officer. The Finance Committee met three times during the last fiscal year. At each meeting, the Finance Committee conducts an executive session with only Committee members present.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•

Acting within parameters established by the full Board with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates; and

•

Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board.

2009 Accomplishments

In the spring of 2009, the Finance Committee reviewed and approved updates to the Company’s 2009 financing program. As part of this action, the Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate its financing requirements. In addition, the Committee reviewed the status of make whole provisions contained in debt instruments issued by Vectren Utility Holdings, Inc., as well as other Company subsidiaries. The Committee also received an extensive overview of the state of the financial markets. In exercising the authority provided by the Committee, the Company issued $150 Million of debt at Vectren Capital Corp. and $100 Million of debt at Vectren Utility Holdings, Inc.

In the middle of the year, the Committee reviewed the Company’s execution of the remainder of its 2009 financing program. This review included a strategic analysis of corporate finance matters. At that meeting the Committee also authorized the issuance of up to $30 million in tax exempt debt at Southern Indiana Gas and Electric Company in order to fund environmental projects. In exercising this authority, the Company issued approximately $22 million of long-term tax exempt debt.

At its final meeting in the fall of the year, the Committee received a credit facility and capital markets update by one of the Company’s investment banking advisors. The Committee also reviewed the Company’s 2010 financing plans, as well as management’s recommended dividend level to be effective December 1, 2009. At that meeting, the Committee approved the Company’s 2010 financing program.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, in early 2010 the Committee reviewed the charter and determined that no changes were necessary or advisable at this time. At its April 2010 meeting, the Finance Committee anticipates revising its charter to explicitly assume oversight responsibilities with respect to investments in Company benefit plans. Also, as required by the Finance Committee’s charter, the Committee has conducted an annual performance evaluation, the results of which will be discussed with the Committee at its next meeting.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee anticipates meeting at least two times in 2010 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II, and J. Timothy McGinley

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) has five members and met four times in fiscal 2009. The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and the other executive officers of the Company;

•

Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of the plans; and

•	Conduct the performance appraisal for the Chief Executive Officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the five executive officers, which include the Chief Executive Officer and other executive officers of the Company, are made by the Compensation Committee. Decisions regarding non-equity compensation for other officers are made by the Company’s Chair and Chief Executive Officer and are reviewed and evaluated by the Compensation Committee. The Committee has engaged Hay Group, Inc., an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with assistance from the other members of the Committee, the Compensation Committee’s independent compensation consultant, and the Company’s Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer and Secretary. Compensation Committee meetings are regularly attended by the Chief Executive Officer, President and Chief Operating Officer, Chief Administrative Officer and Secretary and the Vice President of Human Resources. The Compensation Committee’s Chair reports the Committee’s recommendations on executive compensation to the Board. Independent advisors, as directed by the Committee and the Company’s Human Resources department, support the Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources department is charged by the Committee with the task of executing the compensation plans and programs adopted by the Committee, as well as implementing changes in compensation levels as directed by the Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Chief Executive Officer in Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Compensation Committee. The Committee delegates certain administrative duties to, and solicits recommendations from, the Chief Executive Officer, Mr. Ellerbrook. He provides recommendations to the Committee regarding the base salary, annual incentive and stock-based compensation opportunities for the other executive officers. He receives and reviews market data from the Committee’s consultant. After considering that data, as well as the overall performance of each officer, the officer’s contributions to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the Committee with assistance from its independent compensation consultant, and the Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for officers are made by the Committee.

The Chief Executive Officer regularly attends Committee meetings to provide input as a representative of management. At each meeting the Committee goes into an executive session and excuses Mr. Ellerbrook and any other members of management who may be present.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Committee adopted that policy in 2000 and it provides a five-year transition period for officers to comply with their applicable share ownership targets. The Compensation Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are officers have a share ownership target based on a multiple of their base salary, set at three times base salary for certain participants (Messrs. Benkert, Christian, and Doty), four times for Mr. Chapman and five times for Mr. Ellerbrook. As of February 10, 2010, all of the five named executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Committee reviews executive officers’ stock ownership on an annual basis. As of February 10, 2010, all of the Company’s officers subject to the share ownership policy were in compliance with its requirements.

•

A participant may count toward his or her target the value of owned shares, derivative units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

Tally Sheets

In 2007, the Committee reviewed tally sheets that summarized dollar amounts for salary, bonus, long-term incentive compensation, welfare benefits, and perquisites for 2007 and 2006, as well as the value of unexercised stock options and restricted stock awards, and the actual projected payout obligations under our qualified and nonqualified retirement plans. The tally sheets also provided potential payment obligations for each executive under various termination scenarios (voluntary, good reason other than cause, and cause). The Committee did not, however, take any specific action based on its review of the tally sheets.

In 2008 and again in 2009, the Committee decided that the expanded proxy disclosure requirements provided similar data on the Company’s executive compensation programs and the compensation, accumulated wealth, and termination arrangements of the executive officers included in the Summary Compensation Table and thus determined that it was not necessary to review separately prepared tally sheets.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Committee engaged Hay Group, Inc. as its independent compensation consultant for 2009. The representatives of Hay Group, Inc. report directly to the Compensation Committee and in performing their engagements work directly with the chair of the Compensation Committee. Once that work is completed, it is then reported to the entire Committee for review, discussion and, if appropriate, action by the Committee. As discussed at pages 17-18 of this proxy statement, Hay Group, Inc. is also engaged from time to time by the Nominating and Corporate Governance Committee to assist with the review and establishment of appropriate, market based compensation for the non-employee members of the Board. Hay Group, Inc. is not engaged in providing services or advice to other parts of our business. Under the direction of the chair of the Compensation Committee, Hay Group, Inc. provides market data concerning compensation of executives at comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the Company’s business objectives. From time to time, Hay Group, Inc. is also engaged by the Compensation Committee to provide advice with respect to other elements of executive compensation, including providing regulatory updates, as well as advice with respect to employment agreements, perquisites, and other arrangements affecting executives. The Committee has reengaged Hay Group, Inc. as its independent compensation consultant for 2010.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the individual executives named in the Summary Compensation Table unless the compensation is payable solely on achievement of an objective performance goal. The At Risk Plan, as re-approved by our shareholders in April 2006, has been structured to give the Committee the discretion to award compensation which satisfies the requirements of Section 162(m) of the Internal Revenue Code. Consequently, the Committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to the Company’s Annual Report on Form 10-K.

Annual Committee Charter Review and Performance Evaluation

As required by the Compensation Committee’s charter, in 2009 the Committee reviewed the charter and determined that it should be modified to provide that risk related matters arising from employee compensation plans, policies and programs should be referred to the Audit Committee for review and consideration. The revisions were presented to and approved by the full Board. Also, as required by the Compensation Committee’s charter, the committee has conducted an annual performance evaluation, the results of which have been discussed with the Committee.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair,
Anton H. George,
Martin C. Jischke,
R. Daniel Sadlier, and
Michael L. Smith

COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors.

Forward-Looking Statements

The following discussion and analysis contains statements regarding future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Objectives of Vectren’s Compensation Programs

The primary objectives of our executive compensation programs are as follows:

•

Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because they have more ability to affect the Company’s results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the U.S. utility and industrial markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and non-utility businesses.

•

Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier Company and individual performance; likewise, where Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•

While all executives receive a mix of both annual and longer-term incentives, executives at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

In assessing the appropriate overall compensation level for our executive officers, including our Chief Executive Officer, the Committee considers numerous factors and challenges facing our business, including:

•	our need to attract and retain effective management;

•	the increasingly competitive markets in which we operate;

•	the frequency, timing and complexity of necessary rate increases for our utility business;

•	the economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	the increasing environmental regulation of our operations and the resulting impact on the cost of our products and services;

•	the challenges and potential cost to access capital to finance our ongoing operations;

•	the impact of the increasingly volatile energy markets; and

•	the importance of our non-utility businesses to the Company’s overall success.

In 2009, the Committee decided that in lieu of preparing tally sheets, the expanded proxy disclosure requirements provided similar data on the Company’s executive compensation programs and the compensation, accumulated wealth, and termination arrangements of the executive officers included in the Summary Compensation Table.

Executive Compensation Strategy and Process

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•

Assessment of Company Performance.    The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including earnings per share, return on equity, and total shareholder return. The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under the Company’s incentive programs.

•

Assessment of Individual Performance.    Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other executive officers. Annually, each member of the board of directors completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including both financial and strategic achievements. The chair of the Committee then reports the results of this process to the full board in executive session. The Committee meets to summarize and discuss the results of the evaluation process. For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interactions with the executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and the Company, his contribution to the Company’s performance, and other leadership accomplishments.

•

Benchmarking.    The Committee benchmarks the Company’s programs with a peer group of gas and/or electric utility groups which also include non-utility operations. The Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The individual’s relative position is driven by individual and Company performance.

•

Total Compensation Review.    The Committee reviews each executive’s base pay, annual incentive, and equity incentives annually with the guidance of the Committee’s independent consultant, the Hay Group, Inc. In addition to these primary compensation elements, the Committee reviews the deferred compensation programs, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios.

While the Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

Material Differences in Compensation Policies for Individual Named Executive Officers

The Committee conducts an annual performance review of the Chief Executive Officer based on his achievement of the agreed upon objectives, contributions to the Company’s performance and leadership accomplishments. As discussed above, for the other named executive officers, the Committee receives a performance assessment from the Chief Executive Officer and exercises its judgment based on the Board’s interaction with the particular executive officer. As noted above under the caption “Executive Compensation Strategy and Process,” compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process the Committee reviews market information for Vectren’s peer group of energy related companies, listed on page 38 of the Proxy Statement, with respect to the levels of compensation for executive positions similar to those held by our named executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual named executive officer. Market data reflects that the chief executive officers of our peer companies are paid higher, and with a greater proportion of at risk compensation, than other executive officers at those same peer groups.

Retirement of the CEO

Late in 2009, the Compensation Committee considered the possible terms of a retirement agreement between Mr. Ellerbrook and the Company, should he decide to retire. That agreement is discussed in more detail below. In early 2010, when Mr. Ellerbrook indicated his desire to retire, an agreement between the Company and Mr. Ellerbrook was forwarded to the full Board with a recommendation for approval. Board approval of the agreement occurred in February, 2010 and it became effective after being executed by Mr. Ellerbrook and Ms. Wojtowicz, as chair of the Committee. Pursuant to that agreement, Mr. Ellerbrook will continue to be employed as CEO until, May 31, 2010, at which date he will retire and, at the same time, Mr. Chapman will assume the position of President and Chief Executive Officer. Mr. Chapman’s current position of President and Chief Operating Officer will be eliminated and the responsibilities of the role of Chief Operating Officer will be retained by him in his new role or will be reallocated among existing management at the Company. (Footnote 5 to the table for Mr. Ellerbrook in “Potential Payments Upon Termination or Change in Control” on page 56 contains a description of the amounts to be paid to Mr. Ellerbrook pursuant to this agreement.)

Effective June 1, 2010, Mr. Ellerbrook will assume the role of non-executive Chair of the Board. Currently, in addition to serving as the CEO, Mr. Ellerbrook is also the executive chair of the Board. This change in management structure is a part of the continuing succession planning process that has been in place at the Company for many years and which is overseen by the Nominating and Corporate Governance committee. In that Committee’s report, at page 17 of this proxy statement, that process is more fully discussed.

Having Mr. Ellerbrook serve as the non-executive chair of the Board during the transition in leadership to Mr. Chapman is expressly provided for by Section 1.G. of the Company’s Corporate Governance Guidelines. We believe this planned transition in leadership, with Mr. Ellerbrook’s agreeing to remain as non-executive chair, will facilitate the process in a manner that is in the best interests of the Company and its stakeholders. The independent consultant to the Committee supported the viewpoint that this structure should provide the Company and the Board the benefit of Mr. Ellerbrook’s experience and expertise with respect to the Company’s business affairs and assist Mr. Chapman’s transition.

In considering the retirement agreement, the Committee and Mr. Ellerbrook evaluated the rationale and the circumstances carefully in the interests of the Company and its stakeholders. The Committee, after extended deliberation, confirmed that Mr. Ellerbrook’s interest in retiring at this time was reflective of his having (1) served the Company and its predecessor for nearly thirty years (effective September 2010), and (2) served the Company as CEO since its inception almost ten years ago (and as CEO of one of the two predecessor companies). Mr. Ellerbrook and the Committee believe it would be positive for the Company and its stakeholders to experience an orderly change in leadership to provide for necessary continued evolution of the organization. The Committee concluded that the promotion of Mr. Chapman into the role of CEO would enable the organization to continue to develop and position it to confront the ever changing energy industry and its impact on the Company’s utility and non-utility businesses. The Committee also concluded that the May 31 retirement date for Mr. Ellerbrook would be a better date than December 31 to effectuate this transition of leadership since the May date follows the annual meeting of the shareholders, immediately after which the Board typically elects officers for the following twelve month period, as well as implements any changes to the composition of the Board’s committees.

In fashioning the terms and conditions of the retirement agreement, the Committee and Board received advice and counsel from the independent compensation consultant, which included information on competitive market practices relating to succession and compensation arrangements for retiring executives. The Committee determined that it would be appropriate during the transition phase for Mr. Ellerbrook to receive a stipend for his performance of the responsibilities as non-executive chair in the amount of $150,000 annually, in addition to the compensation paid to all other non-employee board members. In addition, the retirement agreement provides for unreduced Supplemental Employee Retirement Plan (“SERP”) benefits, recognizing Mr. Ellerbrook’s nearly thirty years of service and the fact that he will turn 62 this year. Although the SERP currently requires age 65 to be achieved before benefits may be fully realized, upon the Committee’s review in 2009 of data provided by Towers Watson relating to the Company’s retirement plans and a comparison of those plans to the plans used by the companies in the Company’s peer group, the Committee concluded that the existing age provisions in the Company’s SERP were not in line with a more typical market provision of age 62. In this circumstance, Towers Watson was engaged by the Company due to that firm’s familiarity with the Company’s retirement plans and their work product was reviewed by Hay Group, Inc., which is the Committee’s independent compensation consultant. Following consultation with their independent consultant regarding the review of the Towers Watson data, the Committee concluded that this variance from prevalent market practice, which created a disincentive for Mr. Ellerbrook to retire after a full career of service, jeopardized the ability of the Company to ensure an orderly transition to the new CEO.

Finally, the retirement agreement addresses outstanding incentive opportunities, including the short-term incentive opportunity for 2010, which is payable in 2011, and outstanding long-term incentive grants. The retirement agreement provides Mr. Ellerbrook with an opportunity to fully participate in the short-term incentive plan without regard to any reduction for service or base compensation that could occur since he will retire before December 31, 2010. Long-term incentive grants will be permitted to run the course of their respective terms with no proration to reflect a retirement prior to vesting, which is within the Committee’s discretion under the original terms of the grants. The incentives remain at risk and continue to be based on the achievement of the performance goals previously established by the Committee since as non-executive chair Mr. Ellerbrook will continue to influence the development and execution of the Company’s business strategy.

Monitoring of the Company’s Pay Practices

The Committee is mindful of the need to ensure that the Company’s pay practices are appropriate and in line with the market for executive compensation. With regard to perquisites, the Company has a policy that limits to $5,000 the annual eligible perquisites and requires a 20% co-payment on all expenses. Furthermore, only financial, tax and estate planning and fitness facility costs are eligible for reimbursement. Using their independent compensation consultant, the Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other named executive officers is market based and is not excessive. Under the At Risk Plan that is administered by the Compensation Committee, the repricing of stock options is prohibited. The Company has not granted stock options to officers since 2005. As discussed in more detail at pages 35-40 of this proxy statement, under the oversight of the Committee the compensation programs employ multiple metrics, have absolute caps and with respect to metrics tied to annual earnings have a minimum earnings threshold, all of which are intended to minimize risk taking related to compensation arrangements that would be disadvantageous to the Company and its stakeholders. The Company has a limited number of employment agreements, none of which provides guarantees for salary increases or non-performance based bonuses or other forms of compensation. In 2010, the Committee intends to undertake a thorough market based review of those agreements, as well as the change in control arrangements, which are more fully discussed at pages 49-50 of this proxy statement, to ensure that they are in line with the market. Executives are not permitted to use the Company’s airplane for personal use, nor does the Company provide for tax reimbursement for executive life insurance or other such benefits. The performance metrics used in the Company’s incentive plans are designed to be compliant with the requirements of Section 162(m) of the Internal Revenue Code and have not been changed during performance periods to accommodate degradations in performance. With respect to long-term incentive grants that are tied to the Company’s common stock, cash dividends are not paid during the performance period and, instead, those amounts are at risk dependent upon the performance of the underlying grant. Under the Insider Trading Policy that has been approved by the Board, executives and others subject to that policy are prohibited from engaging in hedging transactions or forms of speculation with respect to the Company’s common stock.

Compensation Consultant

The Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Committee engaged Hay Group, Inc. as its independent consultant for 2009. The consultant reports directly to the Committee and attends the regularly scheduled meetings of the Committee. Hay Group restricts its services for the Company to executive compensation and other compensation and benefit matters that are reported to the Committee. As discussed on pages 17-18 of this proxy statement, Hay Group also performed services for the Nominating and Corporate Governance Committee regarding a market competitiveness analysis of director compensation. The consultant provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. The consultant’s role is to advise the Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•

Executive compensation market analysis, which includes an annual competitive comparison of Vectren pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Guidance on executive compensation incentive plans, agreements, targets and performance measures; and

•	Advice on rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Committee. The Committee delegates certain duties to, and solicits recommendations from, the Chief Executive Officer. As a representative of management, Mr. Ellerbrook provides recommendations to the Committee regarding the compensation and annual and long-term incentive opportunities for the other executive officers. He receives and reviews market data from the Committee’s independent consultant. After considering that data, as well as the overall performance of each officer, the officer’s contribution to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the Committee with assistance from its independent compensation consultant, and the Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for officers are made by the Committee. Mr. Ellerbrook and other members of management in attendance at Committee meetings are excused when decisions regarding compensation are discussed by the Committee.

Elements of Vectren’s Compensation

Our total compensation program for officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, retirement and welfare benefits, and minimal perquisites.

Base Salary

Base salaries are the guaranteed element of cash compensation and are set relative to each position’s functions and responsibilities, with the intention of being competitive with market practices. Market data is provided to the Committee by its independent consultant. Establishing market-based salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. The base salary paid in 2009 to our five named executive officers is shown in column (c) of the Summary Compensation Table on page 41 of this proxy statement. For both 2009 and 2010, none of the Company’s corporate officers, including the five named executive officers, received a base salary increase. This base salary freeze for officers was approved by the Committee and, in the case of our named executive officers, approved by our Board. Management proposed the officer base salary freeze in recognition of the difficult economic conditions and to give the Company more ability to provide 2009 and 2010 base salary adjustments to the rest of the Company’s employees.

Annual Incentive Compensation

Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to Company performance and shareholder returns. Accordingly, all of our officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan, which includes the Chief Executive Officer, is extended to officers and other key employees designated by the Committee in light of the roles that they play in achieving financial and operating objectives. The At Risk Plan provides for the payment of at risk compensation in the form of cash, stock options, restricted stock, stock appreciation rights, performance awards or other stock unit awards. Annual incentive opportunities under the At Risk Plan are based on the Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. The Committee determines the potential incentive award each year and bases the target award upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 45% to 65% of base salary.

The following table summarizes the weighting of performance metrics used by the Committee to determine the 2009 annual incentive opportunity under the At Risk Plan for the executive officers included in the Summary Compensation Table:

Executive	Company EPS	Customer Satisfaction	Safety	Equivalent Availability
Niel C. Ellerbrook	80%	10%	10%	0%
Jerome A. Benkert, Jr.	80%	10%	10%	0%
Carl L. Chapman	80%	10%	10%	0%
Ronald E. Christian	80%	10%	10%	0%
William S. Doty	70%	10%	10%	10%

•	EPS—our achievement of specified earnings per share (“EPS”) levels.

•	Customer Satisfaction—our achievement of specified levels of customer satisfaction based upon three measures:

•	ASA or “Average Speed to Answer”—measures speed of answer for our Customer Contact Center;

•	Perception—measures customer perception of our Customer Service; and

•	Contact—measures the satisfaction of customers we have recently served.

•	Safety—the minimization of OSHA recordable accidents at the utility businesses.

•	Equivalent Availability—the achievement of a specified level of equivalent availability at our wholly-owned, coal fired electric generation facilities.

For each metric, a range of performance levels and corresponding award levels was established for 2009: threshold (zero payment), target, and maximum (two times target incentive). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Committee has authority to decrease, but not increase, a payout to the executive officers included in the Summary Compensation Table.

For 2009, the Committee established a trigger mechanism for the payout of the annual incentive to officers. In order to achieve a payout under the At Risk Plan for 2009, the threshold of consolidated EPS of $1.51 was required to be achieved to trigger any payment upon satisfaction of the criteria for customer satisfaction, safety and equivalent availability. The Committee reserved the discretion to adjust EPS for certain predetermined events, none of which occurred in 2009. Actual 2009 results were as follows: EPS—46.67% of target; Customer Satisfaction—111% of target; Safety—46.15% of target; and Equivalent Availability—60% of target. The annual incentive amount paid to each named executive officer is reflected in Column (g) of the Summary Compensation Table.

The table below shows the metrics and various performance goal levels for the 2010 annual incentive opportunity:

	EPS	Customer Satisfaction			Safety	Equivalent Availability
		ASA(sec)	Perception	Contact
Threshold	$1.45	53	90%	90%	45	85%
Target	$1.75	38	94%	94%	32	88%
Maximum	$2.05	23	96%	96%	23	91%

For 2010, the Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At Risk Plan for 2010, the threshold of consolidated EPS of $1.45 must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, equivalent availability and safety. It was also determined by Company management that in 2010 this trigger mechanism should be extended to the annual incentive paid to all employees, excluding the Company’s customer service call center representatives and union employees, whose benefits are subject to collective bargaining agreements, and employees of non-utility businesses that do not employ Company EPS as a performance metric.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At Risk Plan is to retain our officers and key employees, direct their strong motivation toward the attainment of our long-term growth and profit objectives and focus on the attainment of shareholder value. Under the At Risk Plan, the Committee determines the executive officers, as well as other officers and key employees, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an officer’s total compensation that is granted in equity opportunities is based on industry market practices, our business strategies, the individual’s scope of responsibility and the individual’s ability to impact total shareholder return and return on equity.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk. Actual award payouts are a function of achievement of predetermined target performance levels.

In April 2001, shareholders approved the adoption of the At Risk Plan. The At Risk Plan was reapproved by our Board on February 22, 2006 and by our shareholders on April 26, 2006. After the January 1, 2010 grant of stock unit awards, the Plan, as reapproved, currently reserves approximately 2.3 million shares of new awards for issuance.

In 2003, the Committee began a practice of granting equity awards annually. Since 2003, the decision to provide equity awards to our executives has been made in December with an effective date of January 1 the following year. The January 1 grant date aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance. However, due to the volatile economic market conditions last year, the Committee decided to postpone the granting of the 2009 awards until February 2009 in order to afford more time for a review of the Company’s incentive designs and goal-setting process in a rapidly changing economy. For the 2010 awards, the Committee returned to the practice of deciding to provide equity awards to our executives in December, with an effective date of January 1 the following year.

Initially, grants included stock options, as well as performance-based restricted stock. The Committee decided effective with the January 1, 2006 grant to move away from grants of a combination of stock options and performance-based restricted stock to solely performance-based restricted stock, and, effective January 1, 2008, added a stock unit award alternative. The movement away from stock options to performance-based restricted stock and stock unit awards was intended to accomplish the following:

•	Link a greater portion of long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manage and control future share usage for incentive compensation plan purposes.

In 2010, the Committee decided to change its mix of long-term grants to all officers, except the CEO, to 90% performance-based stock units and 10% time-vested stock units. The primary rationale for this change was that, for 2010, the Committee, in response to a recommendation from management, determined to continue to freeze the base salaries of the officers, including the CEO. The action was undertaken in recognition of the ongoing difficult economic conditions in the areas where the Company’s businesses operate. The purpose of the time-vested stock units is to offset the detriment of the second year of a base salary freeze. On January 1, 2010, all Company officers, except the CEO, received grants of both performance-based stock units and time-vested stock units. The Committee determined that in his position of Chair of the Board and CEO, Mr. Ellerbrook, should only receive a long-term grant in the form of performance-based stock units.

After consultation with its compensation consultant in 2009, the Committee determined that, rather than paying cash dividends on the performance-based restricted stock and stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the date of payment of the dividend. These stock units will be at risk and subject to the same restrictions on transferability and forfeitability and performance measurements as the restricted stock or stock units with respect to which the dividends are paid. This practice was employed for the performance based grants provided in 2009 and 2010.

The Committee uses a peer group of companies, which align with our attributes and business model as determined by the criteria referred to below. In 2009, 28 companies satisfied the relevant criteria. In order to be included in the 2009 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes:

4911:	Electric Services,

4923:	Natural Gas Transmission & Distribution Services,

4924:	Natural Gas Distribution Services,

4931:	Electric & Other Services Combined and

4932:	Gas & Other Services Combined;

B)	Own natural gas distribution assets;

C)	Be U.S. domiciled;

D)	Have a minimum three year operating history, which may include a predecessor company;

E)	Utility operations must have a three year average contribution greater than 50% of consolidated earnings; and

F)	Have a three year average market capitalization of between $0.5 and $7.0 billion.

The Company’s SIC Code is 4932.

The peer group utilized for the January 1, 2009 grant consists of the following companies:

AGL Resources Inc.	ALLETE, Inc.

Alliant Energy Corporation	Atmos Energy Corporation

Avista Corporation	CenterPoint Energy, Inc.

CH Energy Group, Inc.	Empire District Electric

Integrys Energy Group, Inc	The Laclede Group

New Jersey Resources Corporation	Nicor Inc.

NiSource Inc.	Northeast Utilities

Northwest Gas Company	Northwestern Corp.(1)

NSTAR	NV Energy, Inc.

Pepco Holdings, Inc	Piedmont Natural Gas Company, Inc.

SCANA Corporation	South Jersey Industries, Inc.

Southwest Gas Corporation	TECO Energy

UniSource Energy Corporation	Vectren Corporation

WGL Holdings, Inc.	Wisconsin Energy Corporation

(1)	Northwestern Corporation was added to the peer group on January 1, 2009.

After the Committee’s final review of the peer group companies in February 2010, the Committee added Black Hills Corporation and CMS Energy because they now meet the criteria for inclusion. Also, the Committee determined that since the Company’s performance is being compared to that of the peer group, Vectren should not be included in the peer group when measuring that group’s performance. Therefore, for 2010 the peer group, excluding Vectren, consists of 29 companies.

Prior to the January 1, 2006 grant, performance-based restricted stock was measured solely on relative total shareholder return. At its December 2005 meeting, the Committee determined that a second performance goal, return on equity, would be added to future grants of performance-based restricted stock. The second measure added an absolute measure to the relative total shareholder return measurement (“TSR”) for the performance-based restricted grants beginning with the January 1, 2006 grant. With the exception of the limited amount of time vested grants of restricted stock units that were provided in 2010, all other grants of restricted stock in 2007, restricted stock and stock units in 2008 and stock units in 2009 and 2010 are performance-based and carry these measures.

At its December 2009 meeting, the Committee determined that with respect to the long-term incentive opportunity to be provided in 2010, with the exception of the CEO, whose grant is discussed below, for each officer ninety percent of that opportunity would be in the form of a performance-based stock unit grant that would carry the same two measurements: 50% TSR and 50% ROE. For the reasons discussed above, the Committee also agreed that for the remaining ten percent of the long-term incentive opportunity, and with the exception of the CEO, there would be a separate grant of stock units and the terms of those grants would provide that they are time based and restrictions would lift in one-third tranches over three years.

For 2009, the number of performance-based stock units granted by the Committee at its February 2009 meeting was calculated using our closing stock price on the NYSE on December 5, 2008 and discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period, annual dividend rate of $1.34 and reinvestment of dividends subject to achievement of performance goals. The grants of performance-based restricted stock units were effective as of February 12, 2009. The ultimate amount of these grants will be determined equally by (1) our total shareholder return performance relative to the peer group listed above, and (2) our earned return on equity performance, with a threshold of 8.2%, a target of 11.7% and a maximum of 15.2% as established by the Committee. In establishing the return on equity metrics, the Committee first established the target amount by taking the greater of the median three year average return on equity for the peer group plus 50 basis points or the Company’s three year average return on equity. Threshold and maximum metrics are established by using a 350 basis point range on either side of the target amount. The performance period is three years. Each metric has an equal weight. The Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. The Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by us for one year after the end of the performance period before the grant will vest.

For the most recent performance period ending December 31, 2009, approximately 86.3% of the original January 1, 2007 grant was earned. The restricted shares remaining after this forfeiture are shown below in Column (g) of the 2009 Outstanding Equity Awards at Fiscal Year-End Table.

Effective as of January 1, 2010, the Committee authorized and granted stock unit awards. In granting equity compensation opportunities, the Committee followed its practice of using the closing stock price on the second Friday prior to the Committee’s December meeting. The Committee used our closing price on the New York Stock Exchange on December 4, 2009 to determine the number of units included in the January 1, 2010 grants, discounted for risk of forfeiture over a three-year performance period and one year additional vesting period, annual dividend rate of $1.36 and reinvestment of dividends subject to achievement of performance goals.

The January 1, 2010 performance-based grant will be measured against the performance of our peer group companies noted above. The performance measurement will be spread equally between (1) our total shareholder return performance, and (2) our earned return on equity performance relative to a threshold of 7%, a target of 10.5% and a maximum of 14%. The return on equity metrics were established in the same manner as discussed above for 2009. The payout will be calculated in the same manner as described above in connection with the February 12, 2009 grant. The performance period on this grant commenced on January 1, 2010 and will conclude on December 31, 2012. Executives will not have any voting rights with respect to those units. At the end of the performance period, the grant is subject to a one year holding period. All restrictions will lapse on December 31, 2013.

Executives may receive the settlement of their awards in cash, if at the time of vesting the recipient is in compliance with the then applicable share ownership guidelines. To the extent the executive fails to be in compliance at that time, the grant will be settled in Company stock.

It is the opinion of the Committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers and key employees, with the appropriate long-term interest in maximizing shareholder value. A participant’s entitlement to an increased level of equity is contingent upon the additional enhancement of shareholder value of our common stock relative to the performance of our peer companies and enhancement of our earned return on equity. In addition, the vesting restriction provides an added incentive for longer term focus and retention. The Committee does not retain discretion to increase the ultimate amount of the grant to the executive officers named in the Summary Compensation Table if the performance criteria are not satisfied.

The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2009.

2009 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($)(2) (d)		Stock Awards ($)(3) (e)		Option Awards ($)(3) (f)		Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)		All Other Compensation ($)(6) (i)		Total ($) (j)
Niel C. Ellerbrook	2009		$778,847		$0		$1,616,710		$0		$358,079		$483,183		$260,979		$3,497,798
Chair and Chief Executive Officer	2008		$744,713		$0		$1,468,500		$0		$191,250		$1,096,445		$324,612		$3,825,520
	2007		$719,906		$0		$1,364,040		$0		$989,521		$468,897		$420,453		$3,962,817

Jerome A. Benkert, Jr.	2009		$367,616		$0		$472,948		$0		$103,286		$45,535		$79,591		$1,068,976
Executive Vice President and Chief Financial Officer	2008		$351,462		$0		$400,500		$0		$55,165		$127,426		$95,968		$1,030,521
	2007		$339,555		$0		$353,640		$0		$274,577		$5,553		$133,853		$1,107,178

Carl L. Chapman	2009		$456,924		$0		$675,640		$0		$151,719		$151,169		$113,288		$1,548,740
President and Chief Operating Officer	2008		$431,539		$0		$587,400		$0		$81,033		$371,466		$137,063		$1,608,501
	2007		$396,944		$0		$520,356		$0		$385,371		$27,048		$173,638		$1,503,357

Ronald E. Christian	2009		$346,847		$0		$369,189		$0		$97,450		$25,716		$71,245		$910,447
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2008 2007	$ $	331,674 320,758	$ $	0 0	$ $	320,400 303,120	$ $	0 0	$ $	52,048 259,323	$ $	17,422 6,897	$ $	87,124 150,232	$ $	808,668 1,040,330

William S. Doty	2009		$303,232		$0		$325,755		$0		$71,458		$178,267		$49,189		$927,901
Executive Vice President of Utility Operations	2008		$289,886		$0		$267,000		$0		$43,362		$270,994		$56,139		$927,381
	2007		$280,166		$0		$252,600		$0		$178,305		$200,844		$93,319		$1,005,234

(1)	While base salaries for the executive officers and other Company officers were frozen in 2009, and again in 2010, in 2009 there was an additional pay period as a result of the Company’s bi-weekly payment structure. As a result the amount of salary shown for 2009 is higher than the 2008 amount.

(2)	SEC rules require performance-based non-equity awards to be included in column (g) Non-Equity Incentive Plan Compensation.

(3)

The compensation cost for stock awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. The stock awards are subject to performance conditions and the values listed in this column are based on the probable outcome of such conditions as of the grant date. If the conditions for the highest level of performance are achieved, the value of the award at the grant date would be as follows: Ellerbrook: 2009—$3,233,420 , 2008—$2,937,000, 2007—$2,728,080; Benkert: 2009—$945,896, 2008—$801,000, 2007—$707,280; Chapman: 2009—$1,351,280, 2008—$1,174,800, 2007—$1,040,712; Christian: 2009—$738,378, 2008—$640,800, 2007—$606,240; and Doty: 2009—$651,510, 2008—$534,000, 2007—$505,200. For the years ended December 31, 2008 and December 31, 2007 compensation costs in the above table have been revised to capture the aggregate grant date fair values of equity-based compensation awards in those years in accordance with FASB ASC Topic 178. No options were granted in 2007, 2008 or 2009. For financial reporting purposes, no determination of grant date fair value is required as the stock awards are accounted for as liability awards since they are, or can be, settled in cash. For purposes of the required disclosure in this proxy statement, a Monte Carlo valuation model was used to estimate the grant date fair value of the stock awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for the Company and each peer company, using daily adjusted stock prices for the three year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the stock awards for 2009, 2008, and 2007 were determined using the following assumptions:

	2009	2008	2007
Dividend yield	5.29%	4.38%	4.35%
Risk-free interest rate	1.28%	3.07%	4.74%
Volatility	25.29%	16.24%	14.77%

(4)	The amounts shown in this column are exclusively cash awards under the At Risk Plan for 2009, 2008 and 2007 performance, which is discussed above under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis.

(5)	This column reflects the increase in the actuarial present value of the named executive officer’s benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans. Due to a calculation update by our actuary, the amounts reflected in column (h) for 2008 has been restated as follows: Ellerbrook: $1,096,445 rather than $1,042,379; Benkert: $127,426 rather than $73,702; Chapman: $371,466 rather than $316,326; and Doty: $270,994 rather than $216,206.

(6)	This column reflects dividends paid on restricted shares issued under the At Risk Plan (Ellerbrook: 2009—$196,389, 2008—$214,054, 2007—$211,823; Benkert: 2009—$50,902, 2008—$55,020, 2007—$56,476; Chapman: 2009—$76,882, 2008—$83,840, 2007—$79,336; Christian: 2009—$44,177, 2008—$48,470, 2007—$52,868; Doty: 2009—$36,051, 2008—$39,300, 2007—$39,353), contributions to the retirement savings plan (Ellerbrook: 2009—$14,700, 2008—$13,800, 2007—$13,500; Benkert: 2009—$14,700, 2008—$13,800, 2007—$13,500; Chapman: 2009—$14,700, 2008—$13,800, 2007—$13,500; Christian: 2009—$14,700, 2008—$13,800, 2007—$13,500; Doty: 2009—$7,350, 2008—$6,900, 2007—$6,750), the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to insurance (term life) for the benefit of executive officers (Ellerbrook: 2009—$6,384, 2008—$6,504, 2007—$5,754, Benkert: 2009—$3,322, 2008—$3,386, 2007—$2,975; Chapman: 2009—$4,129, 2008—$4,208, 2007—$3,480; Christian: 2009—$3,134, 2008—$3,194, 2007—$2,810; and Doty: 2009—$2,740, 2008—$2,793, 2007-$2,453), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook 2009—$43,506, 2008—$90,254, 2007—$45,272; Benkert: 2009—$10,667, 2008—$23,762, 2007—$11,004; Chapman: 2009—$17,577, 2008—$35,215, 2007—$19,182; Christian: 2009—$9,234, 2008—$21,660, 2007—$9,651; and Doty: 2009—$3,048, 2008—$7,146, 2007—$3,724), and year 2007 reflects the last of two installment payments in lieu of post retirement life insurance. Each payment was in the following amount: (Ellerbrook: $144,104; Benkert: $49,898; Chapman: $58,141; Christian: $71,403; and Doty: $41,038). See Footnote 5 to the table for Mr. Ellerbrook in “Potential Payments Upon Termination or Change-in-Control” on page 56 for a description of payments to be made to Mr. Ellerbrook after his retirement on May 31, 2010.

The following table reflects the short and long-term grants awarded from our At Risk Compensation Plan to the five named executives shown in the Summary Compensation Table on page 41.

2009 Grants of Plan-Based Awards Table

Name (a)	Grant Date	Approval Date (b)	Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards ($)(4) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Niel C. Ellerbrook	2/12/2009	2/11/2009	—	$675,000	$1,350,000	13,521	67,000	134,000	NA	NA	NA	$1,616,710
Jerome A. Benkert, Jr.	2/12/2009	2/11/2009	—	$194,700	$389,400	3,955	19,600	39,200	NA	NA	NA	$472,948
Carl L. Chapman	2/12/2009	2/11/2009	—	$286,000	$572,000	5,650	28,000	56,000	NA	NA	NA	$675,640
Ronald E. Christian	2/12/2009	2/11/2009	—	$183,700	$367,400	3,088	15,300	30,600	NA	NA	NA	$369,189
William S. Doty	2/12/2009	2/11/2009	—	$131,400	$262,800	2,724	13,500	27,000	NA	NA	NA	$325,755

(1)	These columns reflect the range of short-term incentive payouts for 2009 performance under the At Risk Compensation Plan described on pages 35-36 under “Annual Incentive Compensation” in the Compensation and Discussion and Analysis. For 2009 performance, the actual payout in 2010 of 53% of target for Messrs. Ellerbrook, Benkert, Chapman and Christian and 54% of target for Mr. Doty is shown on column (g) of the Summary Compensation Table.

(2)	For each metric, a range of performance levels and corresponding award levels was established for 2009: threshold (zero payment), target and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels.

(3)	On February 11, 2009, the Committee authorized awards of performance-based stock units to be granted on February 12, 2009. The measurement period on this grant commenced on January 1, 2009 and will conclude on December 31, 2011. After the end of the performance period, the grant is subject to a one-year continued employment holding period and all restrictions will lapse on December 31, 2012. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to the grant.

(4)	This column reflects the value at the grant date based upon the probable outcome of the relevant performance conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

The table below provides information on the stock option exercises during the fiscal year ending December 31, 2009 and the performance-based restricted stock vesting that occurred on December 31, 2009 for the named executive officers in the Summary Compensation Table.

2009 Option Exercises and Stock Vested Table

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)

Niel C. Ellerbrook	NA	NA	37,014	$913,506
Jerome A. Benkert, Jr.	NA	NA	8,845	$218,295
Carl L. Chapman	NA	NA	14,561	$359,365
Ronald E. Christian	NA	NA	8,845	$218,295
William S. Doty	NA	NA	6,804	$167,923

(1)	Represents the difference between market value on date of exercise and exercise price.

(2)	Represents value of restricted shares pursuant to a January 1, 2006 grant that vested on December 31, 2009. The closing price for shares of the Company’s common stock on the New York Stock Exchange on December 31, 2009 was $24.68.

The following table includes information on all equity grants outstanding at December 31, 2009 for the named executive officers in the Summary Compensation Table.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Niel C. Ellerbrook	230,000			$22.540	5/1/2011	46,581	$1,149,619	126,105	$3,112,271
	125,000			$23.190	1/1/2013
	71,000			$24.740	1/1/2014
	85,100			$26.630	1/1/2015

Jerome A. Benkert, Jr.	37,500			$23.190	1/1/2013	12,077	$298,060	35,801	$883,569
	21,000			$24.740	1/1/2014
	26,000			$26.630	1/1/2015

Carl L. Chapman	85,000			$22.540	5/1/2011	17,770	$438,564	51,715	$1,276,326
	37,500			$23.190	1/1/2013
	21,000			$24.740	1/1/2014
	32,000			$26.630	1/1/2015

Ronald E. Christian	30,000			$23.190	1/1/2013	10,352	$255,487	28,237	$696,889
	18,000			$24.740	1/1/2014
	25,000			$26.630	1/1/2015

William S. Doty	7,500			$23.190	7/19/2009	8,626	$212,890	24,327	$600,390
	12,000			$24.740	1/1/2014
	16,000			$26.630	1/1/2015

(1)	On January 1, 2009 all outstanding options were vested.

(2)	This column represents the number of restricted shares outstanding by each named executive officer as of January 1, 2010 that have been earned but are subject to a one-year holding period, in which the recipient must remain an employee of the Company. These awards were measured as of December 31, 2009 and would generally fully vest on December 31, 2010.

(3)	This column represents the market value of the unvested performance-based restricted stock that was measured at the end of December 31, 2009. The closing per share price for shares of the Company common stock on the New York Stock Exchange on December 31, 2009 was $24.68.

(4)

This column represents the number of stock unit awards outstanding by each named executive officer on December 31, 2009. For Mr. Ellerbrook the balance includes 55,000 stock units awarded January 1, 2008, 67,000 stock units awarded February 12, 2009 and 4,105 stock unit dividend equivalents accrued as of December 31, 2009. For Mr. Benkert the balance includes 15,000 stock units awarded January 1, 2008, 19,600 stock units awarded February 12, 2009 and 1,201 stock unit dividend equivalents accrued as of December 31, 2009. For Mr. Chapman the balance includes 22,000 stock units awarded January 1, 2008, 28,000 stock units awarded February 12, 2009 and 1,715 stock dividend equivalents accrued as of December 31, 2009. For Mr. Christian the balance includes 12,000 stock units awarded January 1, 2008,

15,300 stock units awarded February 12, 2009 and 937 stock unit dividend equivalents accrued as of December 31, 2009. For Mr. Doty the balance includes 10,000 stock units awarded January 1, 2008, 13,500 stock unit awards granted February 12, 2009 and 827 stock unit dividend equivalents accrued as of December 31, 2009. These awards have the following measurement and vesting dates: January 1, 2008 grant—measurement date ends on December 31, 2010 and vests on December 31, 2011 and February 12, 2009 grant—measurement date ends December 31, 2011 and vests on December 31, 2012. These grants are subject to forfeiture as provided by the At Risk Plan.

(5)	This column represents the market value of the unvested and unearned performance-based restricted stock at December 31, 2009. The closing price on December 31, 2009 was $24.68. The total shares in this column are subject to performance adjustments and are subject to forfeiture.

RETIREMENT BENEFIT PLANS

Our executive officers are eligible to participate in our defined benefit and defined contribution plans, subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2009, the Internal Revenue Code limited the amount of earnings that can be used to calculate a pension benefit to $245,000 and the amount of annual pension that can be paid from a tax qualified plan to $195,000. These limits remain unchanged for 2010. The defined benefit plan consists of a cash balance formula and a traditional final average pay formula. These plans are available to all non-union eligible employees.

In February, 2010 the Company entered into a retirement agreement with Mr. Ellerbrook which is described on pages 32 to 33 of the “Compensation Discussion and Analysis”. The information presented below does not give effect to this agreement. See Footnote 5 to the table for Mr. Ellerbrook on page 56 in “Potential Payments Upon Termination or Change-in-Control” for a description of the payments to be made to Mr. Ellerbrook after his retirement on May 31, 2010.

Executive officers have access to restoration plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent any contributions to the defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent any benefits under the defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under the restoration plans are unfunded and are paid from our general assets. We also have a supplemental pension plan which covers the named executive officers.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. No payments were made under the pension plans to the named executive officers during 2009.

2009 Pension Benefits Table

Name (a)	Plan Name(1) (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Niel C. Ellerbrook	Vectren Corporation Combined Non-Bargaining Retirement Plan	29.33	$679,843	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	29.33	$3,496,446	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	29.33	$1,415,560	$0

Jerome A. Benkert, Jr.	Vectren Corporation Cash Balance Benefit	23.83	$123,176	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	23.83	$72,014	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	23.83	$188,045	$0

Carl L. Chapman	Vectren Corporation Cash Balance Benefit	24.50	$166,443	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	24.50	$134,085	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	24.50	$687,502	$0

Ronald E. Christian	Vectren Corporation Cash Balance Benefit	20.33	$113,357	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	20.33	$44,781	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	20.33	$17,794	$0

William S. Doty	Vectren Corporation Combined Non-Bargaining Retirement Plan	15.33	$510,302	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	15.33	$350,055	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	16.33	$374,197	$0

(1)	The Company sponsors a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company’s plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The compensation covered by the plans includes the salaries and non-equity incentive plan compensation shown under columns (c) and (g) of the Summary Compensation Table. The Company also has a supplemental pension plan for certain officers that provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. Years of service in excess of 30 are not used in calculating the benefit amount under the unfunded supplemental retirement plan. Benefits under the supplemental plan are offset by Social Security, benefits under the defined benefit plan, restoration plans and Retirement Savings Plan attributed to contributions made by the Company and, as pertinent, one or more of its subsidiaries. Any differences between credited years of service and actual years of service are attributable to vesting requirements and do not result in any benefit augmentation. Note 9 to the Company’s financial statements for the fiscal year ended December 31, 2009 (included in the annual report on Form 10-K filed with the SEC on February 26, 2010) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

Non-Bargaining Retirement Plan

The Vectren Corporation Combined Nonbargaining Retirement Plan is the qualified pension plan for all salaried employees, including the named executive officers. The plan consists of a combination of a cash balance formula and a traditional final average pay formula. The formula applicable to an executive depends upon which company hired the executive.

The pay used to determine the contribution credits in the cash balance formula and the final average pay for the traditional final average pay formula is base salary and the annual incentive paid in cash. For determining benefits in this qualified plan, the pay is limited to an Internal Revenue Code limit, which was $245,000 in 2009 and remains at that amount in 2010.

The executive has a vested right to their accrued benefit after five years of service. All the named executives are vested in their accrued benefit. The accrued benefit is based on value of a cash balance account plus the traditional final average pay (i.e. base salary and annual incentive) formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement, and death.

The cash balance formula provides a benefit to the named executive officers equal to the final pay of the officer multiplied by the following percentages plus an interest credit equal to the 10-year Treasury yield plus 1%; Ellerbrook—2.5% per year; Benkert—3.5% plus $310 per year; Chapman—4.5% plus $310 per year; Christian—2.5% plus $310 per year; and Doty $310 per year. In addition, Mr. Ellerbrook is entitled to a traditional final average pay benefit equal to .55% times final average pay times years of service plus .53% times final average pay in excess of Social Security covered compensation times years of service up to 35 years, and Mr. Doty is entitled to such a benefit equal to 1.52% times final average pay times years of service up to 30 years plus .69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

For voluntary or involuntary termination or early retirement, the executive is eligible for the accrued benefit determined as of the date of termination or retirement. The executive may elect to receive the cash balance portion as a lump sum; otherwise it is paid in the form of an actuarially equivalent annuity. The traditional final average pay portion is paid as an annuity. For Mr. Ellerbrook, the traditional final average pay benefit may be paid as early as age 50 in a reduced form and unreduced at age 63. The benefit is reduced by 6% for each of the years between ages 60 and 63 and reduced by 7% for each of the years between ages 50 and 60. For Mr. Doty, the traditional final average pay benefit may be paid as early as age 55 in a reduced form and unreduced at age 62. The benefit is reduced by 2% for each of the years between ages 60 and 62 and by 5% for each of the years between ages 55 and 60.

For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the executive elects to receive the pension benefit. For Mr. Ellerbrook, he continues to accrue benefits in the traditional final average pay portion until age 65. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to 2 years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

Nonqualified Defined Benefit Restoration Plan

The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

Unfunded Supplemental Retirement Plan

Our supplemental retirement plan is based on final average pay and is offset by Social Security and other Company provided retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option and a 5 and 10 year installment option.

An executive may also retire early under this plan if he is age 55 or over and has completed 10 or more years of service at retirement. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the executive retires.

An executive can also terminate due to total disability. The disability benefit starts payment at age 65 and continues for life and is the same as that described above for normal retirement. Finally, if the executive dies prior to retirement, the executive’s spouse or other beneficiary is entitled to an actuarially equivalent payment as if the executive’s employment terminated immediately prior to the executive’s death.

We believe this plan is a necessary competitive benefit to attract and retain qualified executives in our industry.

EXECUTIVE INSURANCE BENEFITS

Our executives are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary with a cap of $1.75 million. Long-term disability coverage is equal to 60% of base salary plus the target amount for the executive’s annual incentive compensation. Both benefits terminate upon the executive’s termination of employment. The amount of life insurance premiums for the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee determined this level of benefit is market competitive.

PERQUISITES

Our perquisites policy limits to $5,000 the annual eligible perquisites for our executive officers, and requires a 20% co-payment for actual expenses. All other officers have a $3,000 annual maximum. Only financial, tax and estate planning and fitness club dues are eligible expenses under the policy.

EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

The Compensation Committee regularly reviews the Company’s change-in-control and severance arrangements and uses peer group data to determine whether these arrangements are consistent with prevailing market practices.

In 2004, the Compensation Committee, with assistance from its independent compensation consultant, reviewed the market competitiveness of the existing forms of employment agreements between our executive officers and certain other officers and the Company. While that consultant concluded that overall our employment termination and change-in-control benefits were generally market-based, the consultant recommended a number of changes to the agreements which the Committee decided to implement. The Board of Directors, acting upon the Committee’s recommendation, cancelled agreements with executive officers so as to remove any obligation requiring the Company to pay severance if we provide, after expiration of the initial term, 12 months prior notice of termination of the agreement. In addition, the Board eliminated any severance obligation, except upon a change-in-control, to our Chair and Chief Executive Officer. The Committee determined that these benefits were not necessary for us to recruit or retain talented management, and that elimination of the benefits was in the shareholders’ best interests.

The agreements accepted by the executive officers in 2004 provide severance and change-in-control benefits, in the amount of three times base salary and the greater of the average of the last three years incentive payments or the then effective target annual incentive payment for Messrs. Benkert, Chapman and Christian and two times for Mr. Doty. The Committee determined these multiples based on advice received from the Committee’s independent compensation consultant as to what is a typical multiple for executive positions in our peer group similar to those held by our named executive officers. The agreements also include continued health insurance, a gross-up for excise taxes and related income taxes, immediate vesting of certain stock awards, and additional service credits under our unfunded supplemental retirement plan. The Committee structured these agreements in order to provide greater benefits to the more senior executives who would be at greatest risk of termination following a change-in-control. The forms of these agreements have been filed with the SEC.

Mr. Ellerbrook’s employment agreement was terminated with his consent and was replaced in 2005 by a termination benefits agreement that is only triggered if there is a change-in-control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments or the then effective target annual incentive payment, whichever is higher. In addition, Mr. Ellerbrook would be entitled to receive continued health insurance, additional service credits under our unfunded supplemental retirement plan, a gross-up for excise taxes and related income taxes and immediate vesting of certain stock awards. The Committee believes that these benefits are reasonable because, in the event of a change-in-control, it is very probable that our Chief Executive Officer will be terminated. The purpose of change-in-control severance is to maximize the executive’s ability to focus his or her efforts on implementing a transaction determined by the Board to be in the shareholders’ best interests, without being distracted by concerns about his or her own employment status. The termination benefits agreement for the Chair and Chief Executive Officer has also been filed with the SEC. Under the Retirement Agreement for Mr. Ellerbrook described more fully at pages 32 to 33 of this proxy statement, this termination benefits agreement will terminate after May 31, 2010.

At its meeting in December 2006, the Compensation Committee reviewed the change-in-control payments and benefits described above. Based on information provided by its independent consultant regarding such payments and benefits provided by companies in our peer group, the Committee determined that our payments and benefits were at the low end of the market measure for such payments and benefits. At that time, the Committee took no action.

During 2008, the Committee requested its independent consultant to review the employment agreements with Messrs. Benkert, Chapman, Christian and Doty in light of peer group and U.S. market practices. The analysis was reviewed by the Committee at its September 2008 meeting and the Committee determined that, except as described below, no changes were appropriate at that time.

However, on September 25, 2008, we did amend all employment agreements for our named executive officers and the change-in-control agreement for our Chief Executive Officer to document changes in connection with Section 409A of the Internal Revenue Code. Each applicable employment agreement and the change-in-control agreement were operated in compliance with Section 409A of the Internal Revenue Code since their applicable effective date, and as such, the amendments are effective as of the effective date of each applicable employment agreement and the change-in-control agreement. While the amendments were generally technical in nature, the more significant amendments to the employment agreement include a slight change to the notice period and slight clarification to the cure period for the Company on a termination of employment by the executive for “good reason,” the addition of a delay provision if compensation is not deductible under Section 162(m) of the Internal Revenue Code, and the addition of a six month delay in payments (applicable only after a change-in-control).

The amendments to the change-in-control agreement include the addition of a delay provision if the compensation is not deductible under Section 162(m) of the Internal Revenue Code and a six month delay in payments.

In 2010, the Committee intends to review the employment agreements in light of current market conditions and the Company’s leadership structure to determine whether changes are necessary or advisable.

NONQUALIFIED DEFERRED COMPENSATION

We have historically offered our executives the opportunity to defer certain compensation into our deferred compensation plans. We have two deferred compensation plans. The first is frozen, meaning that employees can no longer make contributions to that frozen plan but will continue to be paid benefits from that frozen plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

We have two plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The Internal Revenue Service regulations implementing Section 409A were finalized in October of 2007, and documentary compliance was required by the end of 2008. While, since January 1, 2005, we have been operating under a new nonqualified deferred compensation plan that was compliant with Section 409A, the documentary compliance of the new plan was completed and approved in 2008.

Each named executive officer in the Summary Compensation Table participates in the Company’s deferred compensation plans. The active plan allows for the named executive officer to receive restoration matches to restore benefits limited by the Internal Revenue Code. At present, executives may defer base salary, annual incentive, long-term incentives and restricted stock and stock unit award values upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after initial deferral or on a change in control and in any event the participant will receive his or her deferred compensation on retirement (in a lump sum or if properly elected in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or if properly elected in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, an executive may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are settled in cash.

Both deferred compensation plans are designed to offer the same investments that are offered by the Company’s 401(k) Plan, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Effective in 2009, the 401(k) Plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for each of the five named executive officers in the Summary Compensation Table.

2009 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($)(1) (b)	Registrant Contributions in Last Fiscal Year ($)(2) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)(3) (f)
Niel C. Ellerbrook	$50,417	$43,506	$458,332	$0	$5,404,843
Jerome A. Benkert, Jr.	$10,662	$10,667	$147,769	$0	$1,600,314
Carl L. Chapman	$23,139	$17,577	$78,347	$0	$1,271,500
Ronald E. Christian	$3,123	$9,234	$72,955	$0	$2,342,804
William S. Doty	$20,796	$3,048	$4,603	$0	$687,619

(1)	Amounts in this column are also included in the Summary Compensation Table on page 41, in Column (c), Salary and Column (g) Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column are deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan and are included in the Summary Compensation Table on page 41, in Column (i), All Other Compensation, and described in Footnote 5 to that table.

(3)	A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are similar to the funds in the Company’s defined contribution plan and include an investment in phantom stock units of the Company. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years.

Name	2009($)	Previous Years ($)(a)	Total
Niel C. Ellerbrook	$93,923	$2,384,240	$2,478,163
Jerome A. Benkert, Jr.	$21,329	$365,690	$387,019
Carl L. Chapman	$40,716	$360,430	$401,146
Ronald E. Christian	$12,357	$982,392	$994,749
William S. Doty	$23,844	$432,431	$456,275

(a)	Amounts in this column represent base salary and annual incentive deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Ellerbrook, Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also included in this total are the amounts disclosed for fiscal years 2006-2008 in the Executive Contributions and Registrant Contributions columns of the 2006-2008 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into a change-in-control agreement with its Chair and Chief Executive Officer, Mr. Ellerbrook, and employment agreements with its other executive officers: Messrs. Benkert, Chapman, Christian and Doty. These agreements are described beginning at page 49 under the caption “Employment and Termination Benefits Agreements.”

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the executive officers pursuant to their agreements. The definitions in Mr. Ellerbrook’s change-in-control agreement and in the other executive officers’ employment agreements are substantially the same, except that the definition of “Good Reason” in Mr. Ellerbrook’s agreement applies only to events following a change in control and also applies with less delay following a change in control.

The Company and Mr. Ellerbrook entered into a retirement agreement in February, 2010 that provides for Mr. Ellerbrook’s Change in Control agreement to terminate upon his retirement as the Company’s CEO on May 31, 2010. Mr. Ellerbrook’s retirement agreement is discussed above under the heading “Retirement of the CEO” in the “Compensation Discussion and Analysis” and in Footnote 5 to the table for Mr. Ellerbrook on page 56 of this proxy statement.

Cause: We have Cause to terminate the executive officer if he has engaged in any of the specific activities listed in the agreement, including intentional gross misconduct damaging in a material way to our Company; commission of fraud against our Company; public acts of dishonesty or conviction of a felony; or a material breach of the agreement that the executive has not cured after reasonable notice of the breach and a reasonable opportunity to cure.

Good Reason:

•

If an executive gives the Company notice of a material breach within 90 days of the initial existence of the material breach and we have not cured the material breach within 30 days thereafter, the executive is said to have Good Reason to terminate his employment. (This provision applies only prior to the first anniversary of a Change in Control and is not contained in Mr. Ellerbrook’s change-in-control agreement.)

•

After the conclusion of the 30-day period following the first anniversary of a Change in Control (in the executive officer agreements) or between ninety days after and 3 years after a Change in Control (in Mr. Ellerbrook’s agreement), an executive has Good Reason to terminate his employment if any of the following occurs without the executive’s written consent:

•	a demotion in the executive’s status, position or responsibilities;

•	the assignment to the executive of any duties or responsibilities inconsistent with his status, position or responsibilities prior to the Change in Control;

•

the removal of the executive from any positions or failure to reappoint or reelect the executive to any positions he held immediately prior to the Change in Control (except when the executive’s employment is terminated for total and permanent Disability, death or Cause or by the executive other than for Good Reason);

•	a reduction by the Company in the executive’s base salary;

•

the Company’s failure to increase the executive’s base salary within 12 months of the executive’s last increase in base salary in an amount reasonably comparable to the percentage increases in base salary for all Company employees at the same employment level as the executive affected in the preceding 12 months;

•

the relocation of the principal executive offices of the Company or Company affiliate for which the executive performs a principal function to a location more than 50 miles outside the Evansville, Indiana metropolitan area or, if the executive’s services are not performed in Evansville, Indiana, to a new location (except for travel on the Company’s business to an extent substantially consistent with the executive’s prior business travel obligations);

•	a reduction in the executive’s total direct compensation opportunity;

•

the Company’s failure to continue in effect any incentive, bonus or other compensation plan in which the executive participated prior to the Change in Control, including any stock option and restricted stock plans, unless an equitable arrangement has been made in an ongoing substitute or alternative plan, or the Company’s failure to permit the executive’s continued participation in the plan or material reduction in the executive’s participation in the plan;

•

the Company’s failure to provide aggregate benefits, including annual and long-term incentive opportunities, reasonably comparable in the aggregate to the benefits being provided for the majority of the other Company employees at the same employment level as the executive;

•	the Company’s failure to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform the executive’s agreement; or

•	a Company request that the executive participate in an unlawful act or take any action constituting a breach of the executive’s professional standard of conduct.

Change in Control: A change in control would include any of the following events:

•	a “person,” as defined in the Securities Exchange Act of 1934, acquires 20 percent or more of our common stock or of voting securities entitled to vote generally in the election of directors;

•	a majority of the Board of Directors is replaced in certain circumstances; or

•	shareholders approve a liquidation, dissolution or sale of substantially all of our assets; or

•	the consummation of certain reorganizations, mergers, consolidations or liquidation, dissolution or sale of substantially all of our assets.

Under the change-in-control agreement with Mr. Ellerbrook, the Company will provide him with the following benefits upon a termination by the Company other than for cause, death or disability, or upon a termination by Mr. Ellerbrook with good reason, within three years after a change-in-control, or upon a termination by Mr. Ellerbrook for any reason during the 90-day period after the change-in-control. Under the employment agreements with the other officers referred to above, the Company will provide them with the following benefits upon a termination by the Company other than for cause, death or disability, upon a termination by the executive for good reason, or upon a termination by the executive for any reason during the 30-day period immediately after the first anniversary of a change-in-control.

•	Accrued base salary and the greater of target annual incentive or average annual incentive over the preceding three years,

•

A termination payment based upon a multiple of base salary and the greater of target annual incentive or average annual incentive in the preceding three years, which multiple is three (or, if less, the number of years, rounded to the nearest twelfth, between the date of termination and the executive’s attainment of age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two (or, if less, the number of years, rounded to the nearest twelfth, between the date of termination and the executive’s attainment of age 65) for Mr. Doty;

•

Enhanced benefits under the retirement plans and supplemental retirement plans assuming three years (or, if less, the number of years, rounded to the nearest twelfth, between the date of termination and the executive’s attainment of age 65) of additional employment for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years (or, if less, the number of years, rounded to the nearest twelfth, between the date of termination and the executive’s attainment of age 65) of additional employment for Mr. Doty;

•	The immediate vesting of any restricted stock, stock options and any other stock awards outstanding prior to February, 2005;

•

Medical, dental and other welfare benefit plan benefits for three years (or, if less, the number of months until age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years (or, if less, the number of months until age 65) for Mr. Doty; and

•	All other amounts required to be paid under any other plan, program, policy, practice, contract or agreement.

No payments will be made to the Company’s executive officers upon a change-in-control alone unless their employment also terminates under the conditions described above.

The following tables set forth the potential payments to the Company’s executive officers upon the termination of their employment with the Company, including a termination following a change-in-control. The tables assume that each termination event occurred on December 31, 2009, and the amounts shown are based upon the $24.68 per share closing price of the Company’s common stock on December 31, 2009. The tables do not include retirement benefits payable to the executives shown in the 2009 Pension Benefits Table on page 47 and do not reflect the retirement agreement for Mr. Ellerbrook whose retirement will become effective as of May 31, 2010.

Niel C. Ellerbrook

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement(5)	Death	Disability
Pro Rata Bonus	$0	$0	$675,000	$0	$0	$675,000	$675,000	$675,000
Termination payment	$0	$0	$4,275,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$5,404,843	$5,404,843	$5,404,843	$5,404,843	$5,404,843	$5,404,843	$5,404,843	$5,404,843
Incremental actuarial benefit under retirement plans(2)	$0	$0	$1,139,838	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(3)	$0	$0	$4,261,876	$0	$0	$2,639,495	$4,261,876	$2,639,495
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$0	$0	$99,230	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$4,093,485			$0	$0	$0
Total	$5,404,843	$5,404,843	$19,949,272	$5,404,843	$5,404,843	$8,719,338	$10,341,719	$8,719,338

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2009 as shown in the 2009 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Change-in-Control Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2008. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the restricted stock and stock unit awards.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, and a total marginal tax rate of 39.85%.

(5)	The Company and Mr. Ellerbrook entered into a retirement agreement in February 2010 in connection with the announcement that Mr. Ellerbrook will retire as CEO of the Company on May 31, 2010. This retirement agreement is discussed above under the heading “Retirement of the CEO” in the “Compensation Discussion and Analysis.” The retirement agreement provides for benefits to Mr. Ellerbrook, in addition to the payments set forth below, as follows: an annual stipend of $150,000 for his continuing service as non-employee Chair of the Company’s Board of Directors; a retirement benefit of $2,600,000 payable on December 1, 2010, which represents the incremental effect of providing retirement benefits unreduced for both service and age as provided in the agreement; an incentive payment for 2010 payable in 2011, calculated on the basis of Mr. Ellerbrook having served as CEO for the full year rather than for five months during 2010, resulting in an estimated incremental benefit to him of $400,000 assuming target performance in 2010, with the incremental amount representing the portion of the payment that would have been prorated absent the agreement; and his restricted stock grants being allowed to run the full performance period without adjustment for a service proration, resulting in an estimated incremental benefit to him of approximately $3,200,000 assuming target performance for all grants, with the incremental amount representing the portion of the grants that would have been prorated absent the agreement. For purposes of calculating Mr. Ellerbrook’s estimated incremental grant value, Vectren’s December 31, 2009 closing price of $24.68 and the current quarterly dividend rate of $.34 per share were used.

Jerome A. Benkert Jr.

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$194,700	$194,700	$194,700	$0	$0	$194,700	$194,700	$194,700
Termination payment	$1,646,100	$1,646,100	$1,646,100	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,600,314	$1,600,314	$1,600,314	$1,600,314	$1,600,314	$1,600,314	$1,600,314	$1,600,314
Incremental actuarial benefit under retirement plans(2)	$368,631	$368,631	$368,631	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(3)	$0	$0	$1,181,629	$0	$0	$715,983	$1,181,629	$715,983
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$79,867	$79,867	$79,867	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,282,147	$0	$0	$0	$0	$0
Total	$3,889,612	$3,889,612	$6,353,388	$1,600,314	$1,600,314	$2,510,997	$2,976,643	$2,510,997

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2009 as shown in the 2009 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)

Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2008. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the restricted stock and stock unit awards.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20% and a total marginal tax rate of 39.85%.

Carl L. Chapman

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$286,000	$286,000	$286,000	$0	$0	$286,000	$286,000	$286,000
Termination payment	$2,178,000	$2,178,000	$2,178,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,271,500	$1,271,500	$1,271,500	$1,271,500	$1,271,500	$1,271,500	$1,271,500	$1,271,500
Incremental actuarial benefit under retirement plans(2)	$613,446	$613,446	$613,446	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(3)	$0	$0	$1,714,890	$0	$0	$1,044,992	$1,714,890	$1,044,992
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$98,538	$98,538	$98,538	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,904,049	$0	$0	$0	$0	$0
Total	$4,447,484	$4,447,484	$8,066,423	$1,271,500	$1,271,500	$2,602,492	$3,272,390	$2,602,492

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2009 as shown in the 2009 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2008. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the restricted stock and stock unit awards.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20% and a total marginal tax rate of 39.85%.

Ronald E. Christian

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$183,700	$183,700	$183,700	$0	$0	$183,700	$183,700	$183,700
Termination payment	$1,553,100	$1,553,100	$1,553,100	$0	$0	$0	$0	$0
Deferred Compensation(1)	$2,342,804	$2,342,804	$2,342,804	$2,342,804	$2,342,804	$2,342,804	$2,342,804	$2,342,804
Incremental actuarial benefit under retirement plans(2)	$336,495	$336,495	$336,495	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(3)	$0	$0	$952,376	$0	$0	$586,504	$952,376	$586,504
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$75,761	$75,761	$75,761	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,137,951	$0	$0	$0	$0	$0
Total	$4,491,860	$4,491,860	$6,582,187	$2,342,804	$2,342,804	$3,113,008	$3,478,880	$3,113,008

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2009 as shown in the 2009 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2008. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the restricted stock and stock unit awards.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20% and a total marginal tax rate of 39.85%.

William S. Doty

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$131,400	$131,400	$131,400	$0	$0	$131,400	$131,400	$131,400
Termination payment	$846,800	$846,800	$846,800	$0	$0	$0	$0	$0
Deferred Compensation(1)	$687,619	$687,619	$687,619	$687,619	$687,619	$687,619	$687,619	$687,619
Incremental actuarial benefit under retirement plans(2)	$252,155	$252,155	$252,155	$0	$0	$0	$0	$0
Acceleration of restricted stock and stock unit awards(3)	$0	$0	$813,280	$0	$0	$495,286	$813,280	$495,286
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$48,059	$48,059	$48,059	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$761,472	$0	$0	$0	$0	$0
Total	$1,966,033	$1,966,033	$3,540,785	$687,619	$687,619	$1,314,305	$1,632,299	$1,314,305

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2009 as shown in the 2009 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of two years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. All stock option awards were vested as of January 1, 2008. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all his interests in the restricted stock and stock unit awards.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20% and a total marginal tax rate of 39.85%.

Compensation Risk Assessment

With the help of the independent compensation consultant retained by the Compensation and Benefits Committee, a group of employees led by the Chief Administrative Officer, and under the oversight of the Compensation Committee, conducted an inventory of the long and short-term compensation plans and programs of the Company and its subsidiaries, as well as ProLiance Holdings, LLC., which is a joint venture partially owned by the Company. The effort involved the evaluation of plan design elements including caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payouts. The effort included an assessment of the relationship of these features and elements to risk management and risk taking by employees of the Company and its subsidiaries. The following conclusions were reached with respect to the compensation plans and programs:

•	Significant weighting toward long-term incentive compensation for officers discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards avoids payout cliffs and the resulting potential for a large percentage loss of compensation;

•	The three year performance period for equity awards discourages short-term risk taking;

•	Incentive awards are capped by the applicable compensation Committee

•

The performance metrics for the annual incentive compensation are driven primarily by earnings per share subject to an earnings threshold in order to trigger any payment and also include non-financial metrics such as customer satisfaction and safety; and

•	The performance metrics for the long-term incentive compensation are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity.

Based on the review and analysis described above, which was presented to and reviewed by the Compensation and Benefits and Audit and Risk Management Committees, it was concluded that the compensation plans, policies and practices of the Company and its subsidiaries do not promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company.

ITEM 2. RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the shareholders ratify the Audit and Risk Management Committee’s (“Audit Committee”) selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2010. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Board of Directors and the Audit and Risk Management Committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2010. See “Report of the Audit and Risk Management Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2009 and December 31, 2008:

	2009	2008
Audit Fees(1)	$1,374,906	$1,378,911
Audit-Related Fees(2)	$283,413	$235,449
Tax Fees(3)	$122,145	$162,073
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,780,464	$1,776,433

(1)	Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2009 and 2008 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2009 and 2008 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $104,406 and $69,911 in 2009 and 2008, respectively.

(2)	Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audit of two of the Company’s consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $15,013 and $5,949 in 2009 and 2008, respectively.

(3)	Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $13,205 and $17,548 in 2009 and 2008, respectively.

(4)	Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

Changes in and Disagreements with Auditors in Accounting and Financial Disclosure

None.

ITEM 3. THE ADOPTION OF, IF PRESENTED AT THE MEETING,

A SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION BY

JANICE BEHNKEN, WHICH THE BOARD OF DIRECTORS OPPOSES

Janice Behnken, whose address is 2723 Ridge Avenue, Dayton, OH 45414, holder of 2,295 shares of Vectren Common Stock on February 18, 2010, has notified us that she or a designated representative intends to present Item 3 for action at the Annual Meeting. The text of the shareholder proposal and the proponent’s supporting statement is included in this Proxy Statement as submitted by the proponent and we have not endorsed or verified it. This proposal will be voted upon at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, there must be a quorum present and there must be more votes in favor of the proposal than against it.

For the reasons stated below, the Board of Directors recommends that you vote “AGAINST” this Shareholder Proposal.

Shareholder Proposal

RESOLVED, that the shareholders of Vectren (the “Company”) urge the Board of Directors to adopt a policy that the shareholders be given an opportunity at each annual meeting to vote on an advisory resolution, to be proposed by Vectren management, to ratify the compensation of the named executive officers as set forth in the summary compensation table in the Company’s proxy statement.

The Board should structure the advisory resolution each year so as to achieve the maximum useful feedback from shareholders, for example, by permitting shareholders to vote separately on various components of executive pay, including base salary, annual bonuses, stock awards or other equity compensation, and change in pension value or other retirement benefits. The resolution submitted to shareholders should also make clear that the vote is non-binding and would not affect any compensation awarded to any executive officer.

Supporting Statement

I believe an advisory vote on executive compensation would give shareholders a powerful vehicle to voice their concerns about executive pay at Vectren, and would encourage the directors to begin to rein in excessive compensation.

In my view, executive pay practices at our Company are unacceptable for many reasons. First, overall executive compensation is clearly excessive for a relatively modest-sized company. Last year, Vectren’s Board awarded CEO Niel Ellerbrook nearly $3 million in total compensation. At that level, Ellerbrook’s pay was significantly greater than total compensation awarded to the CEO of NiSource—another Indiana-based utility with revenues more than three times that of Vectren.

Part of the problem may stem from our Board’s use of an unrealistic “peer group” of companies for purposes of “benchmarking” executive pay. This peer group includes companies that are much larger than Vectren, including huge utility companies such as CenterPoint and Integrys. I believe one of the root causes of runaway executive pay in the U.S. has been the practice of corporate boards “benchmarking” pay for executives against excessive compensation packages lavished on other top executives, frequently at much larger and therefore dissimilar firms.

In my view, another flaw in Vectren’s executive compensation scheme is the granting of special, lucrative retirement benefits to executives that are not generally offered to other employees. Vectren maintains so-called “restoration plans” for executives whose compensation exceeds limits set by federal tax law, as well as yet another “supplemental” retirement plan for a select group of executives.

The total value of accumulated benefits for Mr. Ellerbrook under all retirement plans available to him as of 2008 was more than $5 million. I believe the Board should offer shareholders an opportunity to cast an advisory vote on this each year as well as other components of executive pay at Vectren.

A growing number of U.S. companies have adopted policies granting shareholders a non-binding “say on pay,” including Aflac, Blockbuster, H&R Block and Verizon. If Vectren directors believe they have successfully aligned pay with shareholder interests, why not ask shareholders if we agree?

I therefore urge shareholders to vote FOR this proposal.

Statement in Opposition of the Shareholder Proposal on Executive Compensation

The Board of Directors of Vectren Recommends a Vote AGAINST This Proposal.

The Board and the Compensation and Benefits Committee appreciate the underlying goal of this proposal to provide shareholders with a mechanism to convey their views regarding executive compensation and related processes and disclosures. For a number of reasons, which are discussed below, the Board and the Compensation Committee believe that the proposal should not be adopted. Those reasons include:

•	There is now legislation before the Congress, which, if passed, could cause the actions called for by this proposal to be in conflict with that legislation;

•	Our compensation program aligns the interests of our executives with our shareholders and our other stakeholders and is in line with the compensation paid by comparable companies;

•	Our compensation program puts a significant portion of executive pay at risk dependent upon the achievement of performance metrics that are designed to provide for improving shareholder value;

•	The proposal would not improve the existing ability of shareholders to communicate their perspectives on executive compensation; and

•	The existing means of communication for shareholders are the most effective way to influence the compensation process.

Accordingly, the Board and the Compensation Committee believe that the advisory vote contemplated by the proposal is unnecessary and could create confusion rather than clarity around compensation issues.

The proposal could conflict with future legislation and disadvantage Vectren.

The Board understands that Congress is considering legislation that would require corporations to put executive pay to a shareholder vote. Given the changing regulatory landscape, we believe that adoption of the proposal would be premature and depending upon any final legislation that is passed by the Congress might inappropriately subject us to standards that are different from those that may be enacted into law, thus placing the Company in a position of choosing non-compliance with the proposal or the law.

Our compensation structure aligns executive compensation with shareholder interests.

As summarized in the Compensation Discussion and Analysis appearing under “Executive Compensation and Other Information” in this Proxy Statement, the Board and the Compensation Committee have a sound and disciplined compensation strategy and review process. We seek to assure that our compensation and benefit programs are cost-effective and competitive, administered in accordance with good corporate governance practices and aligned with the best interests of shareholders. As more fully described at page 38 of this proxy statement, we use a benchmark peer group of approximately 30 companies with characteristics similar to ours to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when we achieve the targeted performance levels.

We have a strong pay-for-performance orientation. The compensation of our executives is significantly at risk, as the majority of the total pay opportunities for the Company’s named executive officers represent compensation that is highly variable with performance, and can therefore be highly variable from year to year. For example, in the case of Mr. Ellerbrook, of the approximately $3 Million dollars referenced in the shareholder proposal, over one third of that amount consists of changes in pension values, which is expected to be significant for an employee with nearly thirty years of service, and almost another third of that amount represents short and long-term incentive compensation that is totally at risk depending upon the achievement of pre-established performance measures. Substantially all long-term incentives for executives are delivered through performance-based restricted stock and stock units, even further aligning compensation with shareholder interests.

The proposal would not increase the ability of shareholders to provide effective and meaningful guidance to Vectren on current compensation programs.

The Company already has a responsibility to explain clearly our compensation process. Securities and Exchange Commission rules adopted in 2006, and further amended to be effective with this proxy statement, significantly expanded proxy statement disclosures regarding executive compensation, emphasizing that responsibility. We believe the greater transparency that these disclosures provide are a proper means of providing more specific information regarding executive compensation practices. We want our shareholders to understand our compensation process and to have confidence that it is designed and applied in a manner consistent with shareholder interests.

The proposal would not provide a mechanism for shareholders to express their specific views on our compensation processes and policies. Instead it is limited to a simple “yes” or “no” advisory vote with respect to named executive officer compensation and related disclosures. The proposal would require a vote on each element of compensation. A negative vote on one or more of these discrete elements would neither provide clear guidance on the specific compensation decisions that were made, nor absolve the Board and its Compensation Committee of their obligation to act in the best interests of the Company and its shareholders in making compensation decisions.

Even with extensive executive compensation disclosures, shareholders are unlikely to be in a position to cast an informed vote on executive compensation. Particularly if the annual advisory resolution were to be structured as the proponent suggests, and shareholders voted separately on various components of executive pay, shareholders would have available only the blunt instrument of a “yes” or “no” vote, which would not provide meaningful feedback to the board. All of the elements are interlinked and collectively provide an opportunity for pay at market. By their very nature, sound compensation decisions require a knowledge of executive performance, expertise regarding competitive conditions and compensation practices, related accounting and tax impacts to the Company and the executives, and a familiarity with sensitive personnel and other confidential information unavailable to shareholders. Accordingly, our Board and the Compensation Committee do not believe it would be appropriate to place shareholders in a position to vote on executive compensation.

Shareholders can more clearly express their concerns, and have a greater impact on compensation practices, by communicating directly with the Board and the Committee.

Shareholders already have multiple mechanisms by which they can provide input regarding executive compensation and our compensation process. Direct communications are an effective means of expressing specific observations on compensation matters. Shareholders may express their views and have them considered through writing to the Board, to the Compensation Committee, to individual directors or Committee members, or to Company management. For information regarding these communications and the address to which they should be sent, please see the discussion under “Communications to Directors.”

Shareholders may also express their views at annual meetings of shareholders that are attended not only by management, but also by directors. They also have the opportunity to vote on the approval of equity compensation plans and may express their views in electing directors, all of whom stand for election annually, including the members of the Compensation Committee.

The Board and the Compensation Committee believe these existing mechanisms provide more appropriate and effective opportunities for communication both from and to shareholders than an advisory vote mechanism. These existing mechanisms permit shareholders to express their individual and collective views in a comprehensive and thoughtful manner that permits an appropriate Company response.

Accordingly, in light of our continuing commitment to good corporate governance, executive compensation transparency and direct communications with shareholders, our Board and the Compensation Committee believe that the adoption of the shareholder proposal would not be in the best interests of shareholders or the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “AGAINST” PROPOSAL 3

Vote Required

The votes cast in favor of this proposal must exceed the votes cast against the proposal for the proposal to be adopted. Abstentions and broker non-votes will not be counted as either “For” or “Against” the proposal.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $8,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitations, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s combined annual report and Form 10-K for the fiscal year ended December 31, 2009 was mailed to certain of our shareholders on or about March 24, 2010. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K and posted at www.vectren.com. You may request a copy of our 2009 Annual Report, which includes our 2009 Form 10-K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2009 Annual Report, which includes the 2009 10-K, on our website at www.vectren.com.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2009 were timely made.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2011 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2011 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 24, 2010 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder, and (iv) any interest of the shareholder in the business.

By order of the Board of Directors.

VECTREN CORPORATION

By: RONALD E. CHRISTIAN Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Evansville, Indiana

March 24, 2010

If you receive a proxy in the mail, please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-560-1965 or using the Internet (www.eproxy.com/vvc). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so if you are the record holder of your shares or have a legal proxy form from the broker or other record holder authorizing you to vote the shares. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Excerpt from Code of By-Laws

Of

Vectren Corporation

Section 3.6 (b). Director Qualifications

(b) Director Qualifications.    The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation and Benefits Committee;

3.	The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.	The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.	The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.	Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

A-1

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

A-2

APPENDIX B

Excerpt from Code of By-Laws

Of

Vectren Corporation

Section 4.15. Qualifications for Continued Service, Retirement.

(a) No director who has attained the age of seventy-two (72) years is qualified to remain a director longer than the term of office during which they turned age seventy-two (72).

(b) The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)	If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)	If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c) The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

B-1

Shareowner ServicesSM P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/vvc
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 18, 2010.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 18, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 11:59 p.m. (CDT) on May 18, 2010.

    Please fold here – Do not separate

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR ITEMS 1 AND 2; AGAINST ITEM 3 AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS THAT MAY

PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Carl L. Chapman	05 Anton H. George	09 J. Timothy McGinley	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02 James H. DeGraffenreidt, Jr.	06 Martin C. Jischke	10 R. Daniel Sadlier
	03 Niel C. Ellerbrook	07 Robert L. Koch II	11 Michael L. Smith
	04 John D. Engelbrecht	08 William G. Mays	12 Jean L. Wojtowicz

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren and its subsidiaries for 2010.	☐ For	☐ Against	☐ Abstain
The Board of Directors Recommends a Vote AGAINST Item 3.
3. The adoption of, if presented at the meeting, a shareholder proposal on executive compensation by Janice Behnken.	☐ For	☐ Against	☐ Abstain
Please mark box if you plan to attend the Annual Meeting: ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

VECTREN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 19, 2010

10:00 a.m. (CDT)

One Vectren Sq.

211 N.W. Riverside Dr.

Evansville, IN 47708

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

TO REQUEST ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS,

PLEASE LOG ON TO WWW.EMATERIALS.COM/VVC.

Vectren Corporation
One Vectren Sq.
Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2; “AGAINST” Item 3 and in the discretion of the proxy holders upon such other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Jerome A. Benkert, Jr., Ronald E. Christian, M. Susan Hardwick and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked at any time prior to the vote on the Items.

See reverse for voting instructions.